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As filed with the Securities and Exchange Commission on April 24, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTHWESTERN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4931 (Primary Standard Industrial Classification Code Number)	46-0172280 (I.R.S. Employer Identification Number)

125 South Dakota Avenue, Suite 1100
Sioux Falls, South Dakota 57104
(605) 978-2908
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Eric R. Jacobsen
NorthWestern Corporation
125 South Dakota Avenue, Suite 1100
Sioux Falls, South Dakota 57104
(605) 978-2908
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies To:

William F. Schwitter, Esq. Paul, Hastings, Janofsky & Walker LLP 399 Park Avenue, 31st Floor New York, New York 10022 (212) 318-6000	Morton A. Pierce, Esq. Peter K. O'Brien, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000

        Approximate date of commencement of sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

7 7/8% Notes due 2007	$250,000,000	$23,000

8 3/4% Notes due 2012	$470,000,000	$43,240

Total	$720,000,000	$66,240

(1)
Estimated pursuant to Rule 457(f) under the Securities Act of 1933 solely for purposes of calculating the registration fee.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) of the Securities Act of 1933, may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus, dated April 24, 2002

$720,000,000

Offer to Exchange
7 7/8% Senior Notes due March 15, 2007 and
8 3/4% Senior Notes due March 15, 2012,
which have been registered under the Securities Act of 1933, for any and all outstanding
7 7/8% Senior Notes due March 15, 2007 and
8 3/4% Senior Notes due March 15, 2012, respectively,
which have not been registered under the Securities Act of 1933, of

  •
  We will exchange all original notes that are validly tendered and not withdrawn for an equal principal amount of new notes that we have registered under the Securities Act of 1933.

  •
  This exchange offer expires at 5:00 p.m., New York City time, on                        , 200 , unless extended.

  •
  No public market exists for the original notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.

        The new notes will be unsecured and will rank equally with all our other senior unsecured indebtedness. The new notes will not be guaranteed by any of our subsidiaries. The new notes will be effectively subordinated to all of our secured debt and the existing and future liabilities of our subsidiaries to the extent of the assets of those subsidiaries.

        See "Risk Factors" beginning on page 10 for a discussion of the risks that holders should consider prior to making a decision to exchange original notes for new notes.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letters of transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 200 .

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not making an offer to exchange and issue the new notes in any jurisdiction where the offer or exchange is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

ii

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-4 (SEC File No. 333-            ). This prospectus, which forms part of this registration statement, does not contain all the information included in the registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and exhibits.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, because our common stock is listed on the New York Stock Exchange, reports and other information concerning NorthWestern can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We are "incorporating by reference" important business, financial and other information about us into this prospectus. This means that we are disclosing important information to you by referring you to another document filed separately with the SEC that is not delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference the following documents filed by us (SEC File No. 1-10499) and filed by NorthWestern Energy, L.L.C., our wholly-owned subsidiary, which we refer to herein as NorthWestern Energy LLC (SEC File No. 1-31276), and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the date that this exchange offer terminates:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2001;
  •
  our Current Reports on Form 8-K filed with the SEC on January 22, 2002, January 28, 2002, January 29, 2002, January 31, 2002, February 7, 2002, March 1, 2002, March 4, 2002 (excluding the information contained or incorporated by reference in Item 9 thereto, other than Exhibits 99.5 and 99.8 thereto, which are incorporated by reference herein) and April 15, 2002;
  •
  the Annual Report on Form 10-K of NorthWestern Energy LLC for the year ended December 31, 2001; and
  •
  the Current Report on Form 8-K of NorthWestern Energy LLC filed with the SEC on March 4, 2002.

        You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address and telephone number:

Alan D. Dietrich
Vice President—Legal Administration and Corporate Secretary
NorthWestern Corporation
125 S. Dakota Avenue, Suite 1100
Sioux Falls, South Dakota 57104
(605) 978-2908

        We maintain an internet site at http://www.northwestern.com which contains information concerning us and our subsidiaries. The information contained on our internet site and those of our subsidiaries is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

        Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. To obtain timely delivery of any information requested from us, you must request this information no later than            , 200  , or five business days before this exchange offer expires.

iii

SUMMARY

        This summary highlights selected information from this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to making a decision to exchange original notes for new notes. You should read the entire prospectus carefully, including the "Risk Factors" section beginning on page 10 of this prospectus and the financial statements and notes to these statements contained or incorporated by reference in this prospectus. Unless the context requires otherwise, references to "we," "us," "our" and "NorthWestern" refer to NorthWestern Corporation and its subsidiaries and references to "NorthWestern Energy LLC" refer to NorthWestern Energy, L.L.C., our wholly-owned subsidiary, which was formerly known as The Montana Power, L.L.C.

NORTHWESTERN CORPORATION

        We are a service and solutions company providing integrated energy, communications, air conditioning, heating, ventilation, plumbing and related services and solutions to residential and business customers throughout North America. We own and operate one of the largest regional electric and natural gas utilities in the upper Midwest of the United States. We distribute electricity in South Dakota and natural gas in South Dakota and Nebraska through our energy division, NorthWestern Energy, formerly NorthWestern Public Service, and electricity and natural gas in Montana through our wholly owned subsidiary, NorthWestern Energy LLC. We are operating under the common brand "NorthWestern Energy" in all our service territories.

        On February 15, 2002, we completed the acquisition of the electric and natural gas transmission and distribution businesses of The Montana Power Company for approximately $1.1 billion, including the assumption of approximately $488.0 million in existing NorthWestern Energy LLC debt and preferred stock, net of cash received. We intend to transfer the energy and natural gas transmission and distribution operations of NorthWestern Energy LLC to NorthWestern Corporation during 2002 and to operate its business as part of our NorthWestern Energy division. We believe the acquisition creates greater regional scale allowing us to realize the full value of our existing energy assets and provides a strong platform for future growth. Our regulated businesses contributed a majority of our consolidated earnings before interest, taxes, depreciation and amortization, or EBITDA, for the year ended December 31, 2001 on a pro forma basis after giving effect to the acquisition. See "Recent Developments—2001 Results—Unaudited Pro Forma Results" contained in Exhibit 99.9 to our Current Report on Form 8-K, filed with the SEC on March 4, 2002, which is incorporated by reference herein.

        We also have investments in unregulated businesses. Our principal unregulated investment is in Expanets, Inc., or Expanets, a leading provider of networked communications and data services and solutions to medium-sized businesses. In addition, we own investments in Blue Dot Services Inc., or Blue Dot, a nationwide provider of air conditioning, heating, plumbing and related services, and CornerStone Propane Partners L.P., or CornerStone, a publicly traded master limited partnership (NYSE:CNO), in which we hold a 30% interest and operate through one of our subsidiaries that serves as managing general partner. CornerStone is a retail propane and wholesale energy-related commodities distributor. CornerStone has announced it has retained Credit Suisse First Boston Corporation to pursue the possible sale or merger of CornerStone. See "Recent Developments—CornerStone Propane Partners, L.P." included elsewhere herein.

RECENT DEVELOPMENTS

New Credit Facility

        We entered into a credit agreement as of January 14, 2002 with Credit Suisse First Boston, ABN AMRO Bank N.V., CIBC Inc. and Barclays Capital, as co-arrangers, Credit Suisse First Boston, as administrative agent, lead arranger and sole book runner, and the banks and other financial institutions parties thereto, for the provision of a $1.0 billion credit facility with a term of 364 days following the closing of the acquisition of NorthWestern Energy LLC. The credit facility consisted of a $280.0 million revolving credit facility and a $720.0 million acquisition term loan. We used the net proceeds from our new credit facility to fund the acquisition of NorthWestern Energy LLC, pay related transaction expenses and repay borrowings under and terminate our old credit facility with CIBC Inc. and for working capital purposes. We used the net proceeds from the sale of the original notes, together with other available cash, to refinance the $720 million acquisition term loan of our new credit facility. See note 5 contained in "Unaudited Pro Forma Combined Financial Information."

CornerStone Propane Partners, L.P.

        On January 18, 2002, the board of directors of the general partner of CornerStone announced that it had retained Credit Suisse First Boston Corporation to review strategic options, including the possible sale or merger of CornerStone. We are the largest unitholder of CornerStone and own all of the stock of CornerStone's managing general partner. We fully support the board's action as it is consistent with our strategy to focus our resources on our energy and communications platforms. A special committee of the board of directors of the managing general partner, composed of directors that are not officers of NorthWestern, has been formed to pursue strategic options. As a result, our first quarter 2002 results will reflect the results of operations of CornerStone as discontinued operations. Accordingly, the results of CornerStone's operations, for all periods reported, will be presented separately below income from continuing operations. In conjunction with the adoption of discontinued operations accounting for CornerStone, substantially all of our approximately $40 million net carrying value in the partnership is anticipated to be recorded as a noncash charge during the first quarter of 2002. For additional information relating to CornerStone, see "Description of Business—Unregulated Businesses—CornerStone—Recent Developments" contained in Item 1 of our Annual Report on Form 10-K, filed with the SEC on April 1, 2002, which is incorporated by reference herein, and the Current Reports on Form 8-K, filed with the SEC on January 22, 2002 and April 15, 2002, which are incorporated by reference herein.

Securities Offerings

        We completed a 3.68 million share common stock offering, including an overallotment option, in October 2001. The offering raised $74.9 million of net proceeds, after expenses and commissions. Approximately $35.0 million of these net proceeds were contributed to our Blue Dot subsidiary for the redemption of certain preferred stock and common stock pursuant to existing agreements and the remainder was used for general corporate purposes, including reducing short-term debt and amounts drawn under our old credit facility with CIBC Inc.

        On December 21, 2001, NorthWestern Capital Financing II sold 4.0 million shares of its 8 1/4% trust preferred securities and on January 15, 2002 sold an additional 270,000 shares of its 8 1/4% trust preferred securities pursuant to an overallotment option. We received approximately $102.9 million in net proceeds from the offering, which we used for general corporate purposes and to repay a portion of the amounts outstanding under our old credit facility with CIBC Inc. The 8 1/4% trust preferred securities will be redeemed either at maturity on December 15, 2031, or upon early redemption. See notes 2 and 11 contained in "Unaudited Pro Forma Combined Financial Information."

        On January 31, 2002, NorthWestern Capital Financing III sold 4.0 million shares of its 8.10% trust preferred securities and on February 5, 2002 sold an additional 440,000 shares of its 8.10% trust preferred securities pursuant to an overallotment option. We received approximately $107.4 million in net proceeds from the offering, which we used for general corporate purposes and to repay a portion of the amounts outstanding under our old credit facility with CIBC Inc. The 8.10% trust preferred securities will be redeemed either at maturity on January 15, 2032, or upon early redemption. See notes 3 and 12 contained in "Unaudited Pro Forma Combined Financial Information."

        On March 13, 2002, we sold $250.0 million aggregate principal amount of our original 7 7/8% senior notes due March 15, 2007 and $470.0 million aggregate principal amount of our original 8 3/4% senior notes due March 15, 2012. We are offering to exchange the original notes for a like principal amount of the new notes in the exchange offer described in this prospectus. We received approximately $714.1 million in net proceeds from the sale of the original notes, which we used, together with approximately $5.9 million in other available cash, to repay the acquisition term loan of our new $1.0 billion credit facility. See "—New Credit Facility."

        We were incorporated in Delaware in 1923. Our principal office is located at 125 S. Dakota Avenue, Sioux Falls, South Dakota 57104 and our telephone number is (605) 978-2908. We maintain an internet site at http://www.northwestern.com which contains information concerning us and our subsidiaries. The information contained on our internet site and those of our subsidiaries is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

THE EXCHANGE OFFER

The Exchange Offer	We are offering to exchange up to $250,000,000 aggregate principal amount of our new 7 7/8% senior notes due March 15, 2007 and up to $470,000,000 aggregate principal amount of our new 8 3/4% senior notes due March 15, 2012 for up to $250,000,000 aggregate principal amount of our original 7 7/8% senior notes due March 15, 2007 and up to $470,000,000 aggregate principal amount of our original 8 3/4% senior notes due March 15, 2012, respectively, which are currently outstanding. Original notes may only be exchanged in $1,000 principal increments. In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not validly withdrawn will be exchanged.
Resales Without Further Registration
We believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 provided that:
• you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the new notes issued to you in the exchange offer, and;
• you are not our "affiliate," as defined under Rule 405 of the Securities Act of 1933.

Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

The letters of transmittal state that, by so acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Expiration Date	5:00 p.m., New York City time, on , 200 unless we extend the exchange offer.
Accrued Interest on the New Notes and Original Notes
The new notes will bear interest from March 13, 2002 or the last interest payment date on which interest was paid on the original notes surrendered in exchange therefor. Holders of original notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such original notes accrued to the date of issuance of the new notes.
Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions which we may waive. See "The Exchange Offer—Conditions."
Procedures for Tendering Original Notes	Each holder of original notes wishing to accept the exchange offer must:
• complete, sign and date the relevant letter of transmittal, or a facsimile of the relevant letter of transmittal; or

• if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent's message to the exchange agent at the address listed in this prospectus.
You must mail or otherwise deliver the required documentation together with the original notes to the exchange agent.
Special Procedures for Beneficial Holders
If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact such registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter(s) of transmittal for the exchange offer and delivering your original notes, either arrange to have your original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
Guaranteed Delivery Procedures	You must comply with the applicable guaranteed delivery procedures for tendering if you wish to tender your original notes and:
• your original notes are not immediately available; or
• time will not permit your required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer; or
• you cannot complete the procedures for delivery by book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Withdrawal Rights	You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the date the exchange offer expires.
Failure to Exchange Will Affect You Adversely
If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have further exchange or registration rights and your original notes will continue to be subject to restrictions on transfer under the Securities Act of 1933. Accordingly, the liquidity of the original notes will be adversely affected.
Certain United States Federal Income Tax Consequences	The exchange of original notes for new notes pursuant to the exchange offer will not result in a taxable event. Accordingly, it is our legal counsel's opinion that:
• no gain or loss will be realized by a United States holder upon receipt of a new note;
• a holder's holding period for new notes will include the holding period for original notes; and
• the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the original notes exchanged at the time of such exchange.
See "Certain United States Federal Income Tax Considerations."
Exchange Agent	JPMorgan Chase Bank (as successor to The Chase Manhattan Bank) is serving as exchange agent.
Use of Proceeds	We will not receive any proceeds from the exchange offer. See "Use of Proceeds."
Registration Rights
If we fail to complete the exchange offer as required by the registration rights agreement, we may be obligated to pay additional interest to holders of original notes. See "The Exchange Offer — Terms of the Exchange Offer."

THE EXCHANGE AGENT

        We have appointed JPMorgan Chase Bank as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under The Depository Trust Company's automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

By Mail, Overnight Courier or Hand Delivery:

JPMorgan Chase Bank
55 Water Street, Second Floor
Room 234 - North Building
New York, New York 10041
Attention: Victor Matis
Reference: NorthWestern Corporation Exchange

By Facsimile:

(212) 638-7380 or (212) 638-7381
Attention: Victor Matis
Confirm by Telephone:
(212) 638-0459
Reference: Northwestern Corporation Exchange

To Confirm by Telephone or for Information:

(212) 638-0459
Reference: NorthWestern Corporation Exchange

SUMMARY TERMS OF NEW NOTES

Issuer	NorthWestern Corporation
Notes Offered	$250,000,000 aggregate principal amount of 7 7/8% notes due March 15, 2007 and $470,000,000 aggregate principal amount of 8 3/4% notes due March 15, 2012.
The form and terms of the new notes will be the same as the form and terms of the outstanding notes except that:
• the new notes will bear a different CUSIP number from the original notes;
• the new notes have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer; and
• you will not be entitled to any exchange or registration rights with respect to the new notes.

The new notes will evidence the same debt as the original notes. They will be entitled to the benefits of the indentures governing the original notes and will be treated under the indentures as a single class with the original notes. We refer to the new notes and the original notes collectively as the notes in this prospectus.
Interest
The new notes due 2007 will bear interest at the rate of 7 7/8% per annum and the new notes due 2012 will bear interest at the rate of 8 3/4% per annum, in each case from March 13, 2002. Interest on the new notes will be payable semi-annually in cash on March 15 and September 15 of each year, beginning September 15, 2002.
Ranking
The original notes are, and the new notes will be, senior unsecured obligations of NorthWestern. As such, the original notes do, and the new notes will, rank equally in right of payment with all other senior unsecured indebtedness of NorthWestern. The original notes are, and the new notes will be, effectively subordinated to all of our secured debt and the future and existing liabilities of our subsidiaries to the extent of the assets of those subsidiaries. See "Risk Factors-The original notes are, and the new notes will be, effectively subordinated to all of our secured debt and the outstanding indebtedness of our subsidiaries to the extent of the assets of those subsidiaries, including NorthWestern Energy LLC" and "Description of Notes—General."

Optional Redemption	NorthWestern may redeem all or part of the new notes at its option at a redemption price equal to the greater of:
• the principal amount of the new notes being redeemed plus accrued interest to the redemption date; or
• the Make-Whole Amount, as defined herein, for the new notes being redeemed.
See "Description of Notes—Optional Redemption."
Limitation on Liens
Subject to certain exceptions, neither we nor any of our subsidiaries may issue, assume or guarantee any secured debt, except intercompany indebtedness, without also securing the new notes, unless the total amount of all secured debt would not exceed the greater of
• 10% of the consolidated net tangible assets of NorthWestern, reduced by the amount of all indebtedness secured by utility assets, or
• $300.0 million.
See "Description of Notes—Limitation on Liens."
Ratings
The original notes are rated "BBB" by Standard & Poor's, or S&P, "Baa2" with a negative outlook by Moody's and "BBB+" by Fitch and we expect the new notes to have the same ratings as the original notes. Our ratings have been obtained with the understanding that S&P. Moody's and Fitch will continue to monitor our credit ratings and will make future adjustments to the extent warranted. A rating reflects only the views of S&P. Moody's or Fitch, as the case may be, and is not a recommendation to buy, sell or hold the notes. There is no assurance that any such rating will be retained for any given period of time or that it will not be revised downward or withdrawn entirely by S&P, Moody's or Fitch, as the case may be, if, in their respective judgments, circumstances so warrant.

        For additional information regarding the notes, see the "Description of Notes" section of this prospectus.

RISK FACTORS

        You should carefully consider the information under "Risk Factors" beginning on page 10 of this prospectus and all other information included in this prospectus prior to making a decision to exchange original notes for new notes.

RISK FACTORS

        You should carefully consider the risk factors described below, as well as the other information included or incorporated by reference in this prospectus prior to making a decision to exchange original notes for new notes. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known or that we currently believe to be less significant may also adversely affect us.

The original notes are, and the new notes will be, effectively subordinated to all of our secured debt and the outstanding indebtedness of our subsidiaries to the extent of the assets of those subsidiaries, including NorthWestern Energy LLC.

        The original notes are, and the new notes will be, senior unsecured obligations of NorthWestern. As such, the original notes do, and the new notes will, rank equally in right of payment with all other senior unsecured indebtedness and other unsecured liabilities of NorthWestern. As of December 31, 2001, on a pro forma basis after giving effect to the transactions described under "Unaudited Pro Forma Combined Financial Information," the notes would rank equally with approximately $284.0 million of our senior unsecured indebtedness, including approximately $93.0 million of indebtedness of NorthWestern's subsidiaries guaranteed by NorthWestern, as well as all other senior unsecured liabilities of NorthWestern.

        The original notes are not, and the new notes will not be, secured by any of our assets. Some of our outstanding debt, however, is secured by our assets. Holders of our secured indebtedness have a claim on the assets securing such indebtedness that is prior to the claim of the holders of the notes and would have a claim that is equal to the claim of the holders of the notes to the extent such security did not satisfy such indebtedness. As of December 31, 2001, on a pro forma basis after giving effect to the transactions described under "Unaudited Pro Forma Combined Financial Information," NorthWestern would have had approximately $141.4 million of secured indebtedness outstanding to which the notes would have been effectively subordinated to the extent of the collateral securing that indebtedness.

        The original notes are not, and the new notes will not be, guaranteed by any of our subsidiaries, including NorthWestern Energy LLC. Holders of the original notes have, and holders of the new notes will have, subordinate claims against the assets of our subsidiaries as compared to the creditors of such subsidiaries. Accordingly, the original notes are, and the new notes will be, effectively subordinated structurally to all existing and future liabilities of our subsidiaries. As of December 31, 2001, on a pro forma basis after giving effect to the transactions described under "Unaudited Pro Forma Combined Financial Information," the notes would have been effectively subordinated to approximately $1.1 billion of indebtedness of our subsidiaries, including approximately $488.0 million of indebtedness of NorthWestern Energy LLC, net of cash received, and all other liabilities of our subsidiaries, to the extent of the assets of those subsidiaries. See "Description of Notes-Ranking."

Our growth strategy is subject to risks and uncertainties, including those related to the integration of acquired businesses.

        A substantial part of our growth has been from acquisitions and a substantial part of future growth in our utility business may come from acquisitions. Our growth strategy is subject to certain risks and uncertainties, including:

  •
  the future availability of market capital to fund development and acquisitions,

  •
  our ability to develop and implement new growth initiatives,

  •
  our ability to identify acquisition targets,

  •
  our response to increased competition,

  •
  our ability to attract, retain and train skilled team members,

  •
  governmental regulations and

  •
  general economic conditions relating to the economy and capital markets.

        Many of our acquisitions at Expanets and Blue Dot have involved the issuance of common stock in those subsidiaries. This common stock creates minority interests against which operating losses, if any, are allocated to the extent of basis. If such subsidiaries incur operating losses in excess of available minority interest basis, our share of any such losses will be recognized in our operating results. See note 1 to our consolidated financial statements incorporated by reference herein.

        In addition, our acquisition activities involve the risk of successfully transitioning, integrating and managing acquired companies, including assessing the adequacy and efficiency of information, technical and accounting systems, business processes and related support functions and realizing cost savings and efficiencies from integration in excess of any related restructuring charges. In particular, the integration of NorthWestern Energy LLC with our NorthWestern Energy utility business may involve, among other things, integration of sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some of which may be incompatible with our existing systems and therefore may need to be replaced. In addition, Expanets is subject to risks associated with its continuing integration of the significant acquisition of the Growing and Emerging Markets, or GEM, division of Lucent Technologies, Inc. and other acquired businesses, including reliance upon transition services agreements entered into with the sellers of such businesses, substantial investments in corporate infrastructure systems to enable Expanets to terminate such transition services agreements and the integration of these systems into our existing operations, the successful integration of the much larger GEM business with the existing Expanets business and the successful transition of the historical GEM sales from voice equipment to relatively higher margin integrated voice and data services solutions despite weakness in the communications and data sectors generally. See "Description of Business—Unregulated Businesses—Communications, Network Services and Data Solutions—Expanets" contained in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference herein. The expansion of our operations may place significant strain on our management, financial and other resources. We could expend a substantial amount of time and capital integrating businesses that have been acquired or pursuing acquisitions we do not consummate, which could adversely affect our business, financial condition and results of operations.

We face uncertainty with respect to our ability to fully recover transition costs, the resolution of our default supply filings that are pending before the MPSC and the outcome of other rate orders of the MPSC.

        Montana law requires that the MPSC determine the value of net unmitigable transition costs associated with the transformation of the Montana Power utility business from a vertically integrated electric service company to a utility providing only default supply and transmission and distribution services. The MPSC is also obligated to set a competitive transition charge to be included in distribution rates to collect those net transition costs. The majority of these transition costs relate to out-of-market power purchase contracts, which run through 2032, that the former owner of NorthWestern Energy LLC was required to enter into with certain "qualifying facilities" as established under the Public Utility Regulatory Policies Act of 1978. The former owner of NorthWestern Energy LLC estimated the pre-tax net present value of its transition costs to be approximately $304.7 million in a filing with the MPSC on October 29, 2001.

        On January 31, 2002, the MPSC approved a stipulation among the former owner of NorthWestern Energy LLC, us and a number of other parties, which, among other things, conclusively established the pre-tax net present value of the transition costs relating to out-of-market power purchase contracts recoverable in rates to be approximately $244.7 million, or approximately $60.0 million less than the former owner of NorthWestern Energy LLC estimated in its initial filing with the MPSC. In addition, the stipulation set a fixed annual recovery for the transition costs beginning at $14.9 million in the first year after implementation and increasing up to $25.6 million in the fourth year and thereafter. Because the recovery stream as finalized by the stipulation is less than the total payments due under the out-of-market power purchase contracts, the difference must be mitigated or covered from other revenue sources. We estimate that the annual after tax differences will be approximately $1.9 million in 2002, increasing to a high of approximately $13.2 million in 2017. The aggregate after tax amount of the differences over the 28-year life of these contracts would be approximately $193.5 million. Although we believe we have opportunities to mitigate the impact of these differences, we cannot assure you that we will be successful. To the extent we are unable to mitigate these differences, our net income and financial condition could be adversely affected.

        On October 29, 2001, the former owner of NorthWestern Energy LLC filed with the MPSC its default supply portfolio, containing a mix of long and short-term contracts from new and existing generators. We expect that the costs of the default supply portfolio and a competitive transition charge for out-of-market costs will increase residential electric rates in NorthWestern Energy LLC's service territories by approximately 20%. This filing seeks MPSC review of the supply portfolio to establish that the contracts meet applicable prudency standards and to establish default supply rates for customers who have not chosen alternate suppliers during the transition period ending on June 30, 2007. The MPSC has set a procedural schedule on the default supply portfolio and an order is expected in April 2002. If the MPSC does not approve the default supply portfolio, we may be required to seek alternate sources of supply. The MPSC could also disallow the recovery of the costs incurred in entering into the default supply portfolio if a determination is made that the contracts were not prudently entered into. A failure to recover such costs could adversely affect our net income and financial condition.

        On June 27, 2001, the MPSC issued an order, which, among other things, required that if the former owner of NorthWestern Energy LLC desired a power supply rate change at the end of its current rate moratorium in Montana on July 1, 2002, it was required to make a filing containing information that supports what rates would be if the regulatory system in place prior to deregulation remained intact. The former owner of NorthWestern Energy LLC did not make a filing by the required date, but instead filed a motion for reconsideration with the MPSC, which was subsequently denied. On September 6, 2001, the former owner of NorthWestern Energy LLC filed a complaint against the MPSC in Montana state court in Helena, Montana disputing this order as having no basis under applicable law. We believe that approval by the MPSC of cost recovery for the default supply portfolio will resolve this matter. We cannot predict the ultimate outcome of this matter or its potential effect on our financial position or results of operations.

Our utility business is subject to extensive environmental regulations and potential environmental liabilities, which could result in significant costs and liabilities.

        Our utility business is subject to extensive regulations imposed by federal, state and local government authorities in the ordinary course of day-to-day operations with regard to the environment, including environmental regulations relating to air and water quality, solid waste disposal and other environmental considerations. Many of these environmental laws and regulations create permit and license requirements and provide for substantial civil and criminal fines which, if imposed, could result in material costs or liabilities. We regularly monitor our operations to prevent adverse environmental impacts. We may be required to make significant expenditures in connection with the investigation and remediation of alleged or actual spills and the repair and upgrade of our facilities in order to meet future requirements under environmental laws. Most of our generating capacity is coal burning.

        The Clean Air Act Amendments of 1990, which prescribe limitations on sulfur dioxide and nitrogen oxide emissions from coal-fired power plants, required reductions in sulfur dioxide emissions at our Big Stone plant, in which we own an approximate 23.4% interest, beginning in the year 2000. The Clean Air Act also contains a requirement for future studies to determine what, if any, limitations and controls should be imposed on coal-fired boilers to control emissions of certain air toxics, including mercury. Because of the uncertain nature the air toxic emission limits and the potential for development of more stringent emission standards in general, we cannot reasonably determine the additional costs we may incur under the Clean Air Act.

        In addition, the U.S. Environmental Protection Agency, or the EPA, listed the Milltown Reservoir, which sits behind a hydroelectric dam owned by NorthWestern Energy LLC, on its Superfund National Priority List in 1983 as a result of the collection of toxic heavy metals in the silts. The Atlantic Richfield Company, or ARCO, as successor to the Anaconda Company and a number of small mining companies, has been named as the Potentially Responsible Party, or PRP, with responsibility for completing the remedial investigation and feasibility studies and conducting site cleanup, under the EPA's direction. The former owner of NorthWestern Energy LLC was not identified as a PRP because it is exempt from liability for cleanup by virtue of a special statutory exemption. By virtue of its acquisition of the Montana Power utility business and the dam, NorthWestern Energy LLC succeeded to similar protection under this statutory exception. ARCO has argued that the former owner of NorthWestern Energy LLC should be considered a PRP and threatened to challenge its exempt status. The EPA has taken no position. ARCO and the former owner of NorthWestern LLC entered into a settlement agreement to limit the former owner's and now NorthWestern Energy LLC's potential liability, costs and ongoing operating expenditures, provided that the EPA selects a remedy that leaves the dam and sediments in place in its final Record of Decision. The final Record of Decision is not expected to be issued until late 2002 or early 2003. Depending on the outcome of that decision, we may be required to defend our exempt position. We cannot assure you that we will not incur costs or liabilities associated with the Milltown Dam site in the future, some of which could be significant. We have established a $30.0 million reserve primarily for liabilities related to the Milltown Dam and other environmental liabilities. To the extent we incur liabilities greater than our reserve, our financial condition and results of operations could be adversely affected. See "Description of Business—Environmental" contained in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference herein.

We are subject to risks associated with a changing economic environment.

        In response to the occurrence of several recent events, including the September 11, 2001 terrorist attack on the United States, the ongoing war against terrorism by the United States and the bankruptcy of Enron Corp., the financial markets have been disrupted in general and the availability and cost of capital for our business and that of our competitors has been adversely affected. In addition, although we have no known exposure relating directly to Enron Corp. following its bankruptcy, the credit rating agencies initiated a thorough review of the capital structure and earnings power of certain energy companies. These events could constrain the capital available to our industry and could adversely affect our access to funding for our operations, including the funding necessary to refinance our indebtedness that is scheduled to come due in 2002 and 2003. See "We will need significant additional capital to refinance our indebtedness that is scheduled to mature and for other working capital purposes, which we may not be able to obtain." The achievement of our growth targets is dependent, at least in part, upon our ability to access capital at rates and on terms we determine to be acceptable. If our ability to access capital becomes significantly constrained, our financial condition and future results of operations could be significantly adversely affected.

        The insurance industry has also been disrupted by these events. As a result, the availability of insurance covering risks we and our competitors typically insure against may decrease. In addition, the insurance we are able to obtain may have higher deductibles, higher premiums and more restrictive policy terms.

A downgrade in our credit rating could negatively affect our ability to access capital.

        S&P, Moody's and Fitch rate our senior, unsecured debt at "BBB," "Baa2" with a negative outlook and "BBB+," respectively. Although none of our debt instruments contain acceleration and repayment provisions in the event of a downgrade in our debt ratings by S&P, Moody's or Fitch, if such a downgrade were to occur, particularly below investment grade, our borrowing costs would increase which would adversely impact our financial results and condition. In addition, we would likely be required to pay a higher interest rate in future financings and our potential pool of investors and funding sources could decrease.

We will need significant additional capital to refinance our indebtedness that is scheduled to mature and for other working capital purposes, which we may not be able to obtain.

        We have completed a number of financings during 2001 and the beginning of 2002 as discussed in "Summary—Recent Developments." In addition, we will be required to obtain significant additional capital in 2002 and 2003 to execute our business plan, including for working capital purposes and to repay existing indebtedness scheduled to mature during the year. In particular, we will be required to repay, refinance or extend the following indebtedness:

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  Expanets' current $125.0 million equipment purchase financing facility with Avaya, which was recently amended to extend the maturity to December 31, 2002, with required interim paydowns;

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  our $150.0 million aggregate principal amount of floating rate notes, which are scheduled to mature on September 23, 2002; and

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  our new $280.0 million working capital facility, which is scheduled to mature on February 12, 2003.

        We used the net proceeds from the issuance and sale of the original notes to refinance the term loan portion of our acquisition credit facility. In addition, we intend to issue approximately $150.0 million to $200.0 million in additional equity in 2002 and use the proceeds to retire debt and for other corporate purposes. We may also issue additional other debt or equity during the year for these purposes. Our ability to obtain additional financing will be dependent on a number of factors, including those discussed in these "Risk Factors—We cannot assure you that we will be able to obtain such financing on acceptable terms and in adequate amounts to accomplish our objectives."

Our operating results may fluctuate on a seasonal and quarterly basis.

        Our electric and gas utility business and, to a lesser extent, Blue Dot's HVAC business are seasonal businesses and weather patterns can have a material impact on their operating performance. Because natural gas is heavily used for residential and commercial heating, the demand for this product depends heavily upon weather patterns throughout our market areas and a significant amount of natural gas revenues are recognized in the first and fourth quarters related to the heating season. Demand for electricity is often greater in the summer and winter months associated with cooling and heating. Similarly, Blue Dot's business is subject to seasonal variations in certain areas of its service lines, with demand for residential HVAC services generally higher in the second and third quarters. Accordingly, our operations have historically generated less revenues and income when weather conditions are milder in the winter and cooler in the summer. We expect that unusually mild winters and summers in the future will have an adverse effect on our results of operations and financial condition.

Changes in commodity prices may increase our cost of producing and distributing electricity and distributing natural gas or decrease the amount we receive from selling electricity and natural gas, adversely affecting our financial performance and condition.

        To the extent not covered by long-term fixed price purchase contracts, we are exposed to changes in the price and availability of coal because most of our generating capacity is coal-fired. Changes in the cost of coal and changes in the relationship between those costs and the market prices of power may affect our financial results. In addition, natural gas is a commodity, the market price of which can be subject to volatile changes in response to changes in the world crude oil market, refinery operations, supply or other market conditions. Because the rates at which we sell electricity and natural gas are set by state regulatory authorities, we may not be able to immediately pass on to our retail customers rapid increases in the wholesale cost of coal and natural gas, which could reduce our profitability.

You may have difficulty selling the original notes that you do not exchange.

        If you do not exchange your original notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act of 1933 and applicable state securities laws, or offered and sold under an exemption from those requirements. We do not intend to register the original notes under the Securities Act of 1933. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes would be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange."

Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act of 1933.

        Any broker-dealer that:

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  exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the new notes, or

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  resells new notes that were received by it for its own account in the exchange offer,

may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction by that broker-dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act of 1933.

        In addition to broker-dealers, any noteholder that exchanges its original certificates in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction by that noteholder. See "Plan of Distribution."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        On one or more occasions, we may make statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, the statements under "Summary" and "Risk Factors" and located elsewhere in this prospectus or incorporated by reference herein relating to expectations of future financial performance, continued growth, changes in economic conditions or capital markets and changes in customer usage patterns and preferences, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

        Words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "will likely result," "will continue" or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our projections will be achieved.

        In addition to other factors and matters discussed elsewhere in our quarterly, annual and current reports that we file with the SEC, and which are incorporated by reference into this prospectus, some important factors that could cause actual results or outcomes for us to differ materially from those discussed in forward-looking statements include:

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  the adverse impact of weather conditions;
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  unscheduled generation outages;
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  maintenance or repairs;
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  unanticipated changes to fossil fuel or gas supply costs or availability due to higher demand, shortages, transportation problems or other developments;
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  developments in the federal and state regulatory environment and the terms associated with obtaining regulatory approvals;
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  costs associated with environmental liabilities and compliance with environmental laws;
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  the rate of growth and economic conditions in our service territories and those of our subsidiaries;
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  the speed and degree to which competition enters the industries and markets in which our businesses operate;
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  the timing and extent of changes in interest rates and fluctuations in energy-related commodity prices;
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  risks associated with acquisitions, transition and integration of acquired companies, including implementation of information systems and realizing efficiencies in excess of any related restructuring charges;
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  reduction of minority interest basis requiring us to recognize an increased share of operating losses at certain of our subsidiaries;
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  our ability to recover transition costs;
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  approval of our default supply contract portfolio by the MPSC;
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  disruptions and adverse effects in the capital market due to the changing economic environment;

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  our credit ratings with S&P, Moody's and Fitch;
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  changes in customer usage patterns and preferences; and
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  changing conditions in the economy, capital markets and other factors identified from time to time in our filings with the SEC.

        Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors.

THE EXCHANGE OFFER

Terms of the Exchange Offer

Purpose of the Exchange Offer

        We sold the original notes on March 13, 2002 in a transaction exempt from the registration requirements of the Securities Act of 1933. The initial purchasers of the original notes subsequently resold the original notes to qualified institutional buyers in reliance on Rule 144A and under Regulation S under the Securities Act of 1933.

        In connection with the sale of original notes to the initial purchasers pursuant to the Purchase Agreement, dated March 8, 2002, among us and Credit Suisse First Boston Corporation, Barclays Capital Inc., Morgan Stanley & Co. Incorporated acting as representatives and the other initial purchasers named therein, the holders of the original notes became entitled to the benefits of a registration rights agreement dated March 13, 2002, among us and the initial purchasers.

        The registration rights agreement provides that:

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  NorthWestern will file an exchange offer registration statement with the SEC on or prior to 90 days after March 13, 2002,
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  NorthWestern will use its commercial reasonable efforts to have the exchange offer registration statement declared effective by the SEC within 240 days after March 13, 2002,
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  unless the exchange offer would not be permitted by applicable law or SEC policy, NorthWestern will commence the exchange offer and use its commercial reasonable efforts to issue on or prior to 30 days after the date on which the exchange offer registration statement has been declared effective by the SEC, new notes in exchange for all original notes tendered prior thereto in the exchange offer, and
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  if obligated to file the shelf registration statement, NorthWestern will use its commercial reasonable efforts to file the shelf registration statement with the SEC as promptly as practicable but in no event more than 30 days after such filing obligation arises and to thereafter cause the shelf registration statement to be declared effective by the SEC as promptly as practicable thereafter. NorthWestern will be permitted to suspend use of the prospectus that is part of the shelf registration statement during certain periods of time and in certain circumstances relating to pending corporate developments and public filings with the SEC and similar events.

The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the registration rights agreement. This prospectus, together with the letters of transmittal, are being sent to all beneficial holders of original notes known to us.

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, we will accept all original notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

        Based on no-action letters issued by the staff of the SEC to third parties we believe that holders of the new notes issued in exchange for original notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act of 1933, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933. This is true as long as the new notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution" for additional information.

        We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from the issuers and delivering new notes to such holders.

        If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under "Conditions" without waiver by us, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes as promptly as practicable after the expiration date.

        Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letters of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See "Fees and Expenses."

Shelf Registration Statement

        Pursuant to the registration rights agreement, if

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  NorthWestern is not permitted to file the exchange offer registration statement or consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy,
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  the initial purchaser so requests with respect to original notes, including notes acquired in a private exchange, not eligible to be exchanged for new notes in the exchange offer and held by it following consummation of the exchange offer,
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  any holder of Transfer Restricted Securities notifies NorthWestern in writing prior to the consummation of the exchange offer that, based upon an opinion of counsel, it is not eligible to participate in the exchange offer, or, in the case of any holder, other than a broker-dealer, that participates in the exchange offer, such holder does not receive freely tradable new notes, or
  •
  the exchange offer is not consummated within 270 days after March 13, 2002, then

NorthWestern will file with the SEC a shelf registration statement to cover resales of the notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

        NorthWestern will use its commercial reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC. For purposes of the foregoing, "Transfer Restricted Securities" means each original note, including notes acquired in a private exchange, until the earlier to occur of:

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  the date on which such original note has been exchanged by a person other than a broker-dealer for a freely tradable new note in the exchange offer,
  •
  following the exchange by a broker-dealer in the exchange offer of an original note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement,

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  the date on which such original note, including a note acquired in a private exchange, has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement or
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  the date on which such original note, including a note acquired in a private exchange, is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

        A holder that sells original notes pursuant to the shelf registration statement generally must be named as a selling securityholder in the related prospectus and must deliver a prospectus to purchasers, a seller will be subject to civil liability provisions under the Securities Act of 1933 in connection with these sales. A seller of the original notes also will be bound by applicable provisions of the registration rights agreements, including indemnification obligations. In addition, each holder of original notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its original notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages in the registration rights agreement.

Additional Interest in Certain Circumstances

        Additional interest with respect to the original notes shall be assessed as follows if any of the following events occur:

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  if on or prior to 90 days after March 13, 2002, neither the exchange offer registration statement nor a shelf registration statement has been filed with the SEC;
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  if on or prior to 270 days after March 13, 2002, the exchange offer has not been consummated or, if required to be filed in lieu thereof, the shelf registration statement has not been declared effective by the SEC; or
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  if after either the exchange offer registration statement or the shelf registration statement is declared effective,
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  such registration statement thereafter ceases to be effective, or
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  such registration statement or the related prospectus ceases to be usable, except as permitted in the registration rights agreement, in connection with the exchanges of the notes or resales of Transfer Restricted Securities, as applicable, during the periods specified therein because either any event occurs as a result of which the related prospectus forming part of such registration statement would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or it shall be necessary to amend such registration statement or supplement the related prospectus to comply with the Securities Act of 1933 or the Securities Exchange Act of 1934 or the respective rules thereunder.

        Additional interest shall accrue on the original notes over and above the interest set forth in the title of the notes at an annual rate of 0.25% for the first 90-day period from and including the date on which any of the previous events shall occur, and such annual rate will increase by an additional 0.25% with respect to each subsequent 90-day period until all such events have been cured, up to a maximum additional annual rate of 1.0%.

        The sole remedy available to the holders of the original notes will be the immediate increase in the interest rate on the original notes as described above. Any amounts of additional interest due as described above will be payable in cash on the same interest payments dates as the original notes.

Expiration Date; Extensions; Amendment

        We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the original notes. The term "expiration date" means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

        In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right

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  to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under "Conditions" shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent, or
  •
  to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the original notes.

        Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we promptly will disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during such extension period.

        Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

Exchange Offer Procedures

        To tender in the exchange offer, a holder must complete, sign and date the relevant letter of transmittal, or a facsimile thereof, have the signatures on the relevant letter of transmittal guaranteed if required by instruction 2 of the letters of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile or an agent's message in connection with a book entry transfer, together with the original notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date. Delivery of the original notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

        The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the original notes that such participant has received and agrees to be bound by the terms of the letters of transmittal and that we may enforce such agreement against such participant.

        The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letters of transmittal.

        Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

        Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

        THE METHOD OF DELIVERY OF ORIGINAL NOTES AND THE LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO US.

        Only a holder of original notes may tender original notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name original notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

        Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the relevant letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless the original notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or
  •
  for the account of an eligible guarantor institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by an eligible guarantor institution.

        If a letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the original notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the original notes.

        If a letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with such letter of transmittal.

        All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of counsel for us, would be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letters of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of original notes without cost to such holder, unless otherwise provided in the relevant letter of transmittal, as soon as practicable following the expiration date.

        In addition, we reserve the absolute right in our sole discretion to

  •
  purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under "Conditions," to terminate the exchange offer in accordance with the terms of the registration rights agreements and
  •
  to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

        By tendering, each holder will represent to us that, among other things,

  •
  the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person,
  •
  neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes,
  •
  such holder or other person is not our "affiliate," as defined under Rule 405 of the Securities Act of 1933, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 to the extent applicable, and
  •
  if such holder is not a broker-dealer, neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes,
  •
  if such holder is a broker-dealer that receives new notes for its own account in exchange for the original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, such broker-dealer will deliver a prospectus in connection with any resale of such new notes.

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at The Depository Trust Company for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of original notes by causing The Depository Trust Company to transfer such original notes into the exchange agent's account with respect to the original notes in accordance with The Depository Trust Company's procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent's account at The Depository Trust Company, a letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent's message in lieu of a letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        Holders who wish to tender their original notes and

  •
  whose original notes are not immediately available; or
  •
  who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer; or
  •
  who cannot complete the procedures for delivery by book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, may effect a tender if:
  •
  the tender is made by or through an "eligible guarantor institution;"
  •
  prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, the exchange agent receives from such "eligible guarantor institution" a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the original notes, the certificate number or numbers of such original notes and the principal amount of original notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, a letter of transmittal, or facsimile thereof or agent's message in lieu of such letter of transmittal, together with the certificate(s) representing the original notes to be tendered in proper form for transfer and any other documents required by the letters of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and
  •
  a properly completed and duly executed letter of transmittal (or facsimile thereof) together with the certificate(s) representing all tendered original notes in proper form for transfer or an agent's message in the case of delivery by book-entry transfer and all other documents required by the letters of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the depositor, who is the person having deposited the original notes to be withdrawn,

  •
  identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited,
  •
  be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of such original notes into the name of the depositor withdrawing the tender and
  •
  specify the name in which any such original notes are to be registered, if different from that of the depositor.

All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under "Exchange Offer Procedures" at any time prior to the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any new notes for any original notes, and may terminate or amend the exchange offer before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the SEC.

        If we determine in our reasonable discretion that the foregoing condition exists, we may

  •
  refuse to accept any original notes and return all tendered original notes to the tendering holders,
  •
  extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes, or
  •
  waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer as required by applicable law.

Exchange Agent

        JPMorgan Chase Bank, as successor to the Chase Manhattan Bank, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letters of transmittal should be directed to JPMorgan Chase Bank addressed as follows:

By Mail, Overnight Courier or Hand Delivery:

JPMorgan Chase Bank
55 Water Sreet, Second Floor
Room 234 — North Building
New York, New York 10041
Attention: Victor Matis
Reference: NorthWestern Corporation Exchange

By Facsimile:
(212) 638-7380 or (212) 638-7381
Attention: Victor Matis
Confirm by Telephone:
(212) 638-0459
Reference: NorthWestern Corporation Exchange
 To Confirm by Telephone or for Information:

(212) 638-0459
Reference: NorthWestern Corporation Exchange

        JPMorgan Chase Bank is the trustee under the indenture governing the original notes and the new notes.

Fees and Expenses

        We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of JPMorgan Chase Bank as exchange agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the new notes.

Consequences of Failure to Exchange

        Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act of 1933, except under an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws.

Regulatory Approvals

        We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act of 1933.

Other

        Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations to register the outstanding notes under the registration rights agreement entered into in connection with the offering of the original notes. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive the outstanding original notes in like principal amount, the terms of which are identical in all material respects to the terms of the new notes, except as otherwise described herein. The original notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued.

        The net proceeds from the sale of the original notes after deducting the discounts and commissions to the initial purchasers and estimated offering expenses was approximately $714.1 million. We used the net proceeds that we received from the sale of the original notes, together with approximately $5.9 million in other available cash, to repay the $720 million acquisition term loan of our new credit facility, which was used to finance the cash portion of the consideration for the acquisition of NorthWestern Energy LLC. As of March 31, 2002, we had no indebtedness outstanding under our $280 million revolving credit facility. Our revolving credit facility bears interest at a variable rate and accrued interest at 3.35% per annum as of February 28, 2002. Our revolving credit facility expires on February 13, 2003. See note 5 contained in "Unaudited Pro Forma Combined Financial Information."

CAPITALIZATION

        The following table presents our unaudited consolidated short-term debt and capitalization at December 31, 2001:

  •
  on an actual basis;

  •
  as adjusted to give effect to the following securities offerings as if each had occurred on December 31, 2001:

  •
  270,000 shares of 8 1/4% trust preferred securities of NorthWestern Capital Financing II on January 15, 2002 pursuant to the exercise of an overallotment option and the use of the net proceeds therefrom as discussed in "Summary—Recent Developments—Securities Offerings" and

  •
  4,440,000 shares of 8.10% trust preferred securities of NorthWestern Capital Financing III on January 31, 2002 and February 5, 2002 and the use of the net proceeds therefrom as discussed in "Summary—Recent Developments—Securities Offerings;"

  •
  as further adjusted to give effect to the following transactions as if each had occurred on December 31, 2001:

  •
  our recent acquisition of NorthWestern Energy LLC for a purchase price of approximately $1.1 billion, including the assumption of approximately $488.0 million in existing NorthWestern Energy LLC debt and preferred stock, net of cash received and

  •
  the establishment of our new $1.0 billion credit facility and the use of the net proceeds therefrom as discussed in "Summary—Recent Developments—New Credit Facility;" and

  •
  as further adjusted to give effect to the sale of $720.0 million aggregate principal amount of the original notes and the use of the net proceeds therefrom as discussed in "Summary—Recent Developments—Securities Offerings."

        We have treated the indebtedness of NorthWestern Energy LLC as recourse to us in the following table because we intend to transfer its electric and natural gas transmission and distribution operations to NorthWestern Corporation during 2002 and to operate them as part of our NorthWestern Energy division. You should read the following table in conjunction with "Capitalization," "Selected Historical Financial Information" and "Unaudited Pro Forma Consolidated Financial Data" included elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Item 7 to our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference herein, our consolidated financial statements and notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2001, which are incorporated by reference herein, "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Item 7 to the Annual Report on Form 10-K of NorthWestern Energy LLC for the year ended December 31, 2001, which is incorporated by reference herein, the combined financial statements and notes thereto of NorthWestern Energy LLC contained in the Annual Report on Form 10-K of NorthWestern Energy LLC for the year ended December 31, 2001, which are incorporated by reference herein, and "Montana Power LLC Unaudited Pro Forma Combined

Financial Data" contained in Exhibit 99.5 to our Current Report on Form 8-K, filed with the SEC on March 4, 2002, which is incorporated by reference herein.

	At December 31, 2001
	Actual	As Adjusted for Securities Offerings	As Further Adjusted for NorthWestern Energy LLC Purchase and New Credit Facility	As Further Adjusted for the Original Notes
		(Unaudited)	(Unaudited)	(Unaudited)
	(In Thousands)
Short-term debt:
Short-term debt (including current portion of long-term debt)	$155,000	$155,000	$808,454	$94,391
Short-term debt of subsidiaries-nonrecourse (including current portion of long-term debt and capital leases)	249,297	249,297	249,297	249,297
Capitalization:
Long-term debt	373,350	259,409	684,030	1,403,148
Long-term debt of subsidiaries-nonrecourse	462,523	462,523	462,523	462,523
Minority interest in subsidiaries	183,312	183,312	183,312	183,312
Corporation obligated mandatorily redeemable preferred securities of subsidiary trusts	187,500	305,250	347,129	347,129
Nonredeemable cumulative preferred stock	2,600	2,600	2,600	2,600
Redeemable cumulative preferred stock	1,150	1,150	1,150	1,150
Common stock equity	396,416	396,416	396,416	396,416
Total short-term debt and capitalization	$2,011,148	$2,014,957	$3,134,911	$3,139,966

RATIO OF EARNINGS TO FIXED CHARGES

SEC Ratio Calculation

        The following table sets forth our historical and pro forma adjusted ratios of earnings to fixed charges for the periods indicated. The historical ratios are prepared on a consolidated basis in accordance with accounting principles generally accepted in the United States, or GAAP, and, therefore, reflect all consolidated earnings, which consist of losses, including restructuring charges, before allocation to minority interests, and fixed charges, which consist of fixed charges associated with non-recourse obligations of our consolidated subsidiaries. The pro forma adjusted ratio of earnings to fixed charges reflects our offering of 3,680,000 shares of common stock, the offering of 4,270,000 shares of 8 1/4% trust preferred securities of NorthWestern Capital Financing II, the offering of 4,440,000 shares of 8.10% trust preferred securities of NorthWestern Capital Financing III, the establishment of our new credit facility with CSFB, our acquisition of NorthWestern Energy LLC and the sale of the original notes, all as of the dates indicated and as more fully described in "Unaudited Pro Forma Combined Financial Information."

        For the purpose of calculating such ratios, "earnings" consist of income from continuing operations before income taxes before allocation of net losses to minority interests, and "fixed charges" consist of interest on all indebtedness, including trust preferred securities distribution requirements, amortization of debt expense and the percentage of rental expense on operating leases deemed representative of the interest factor.

        The deficiency of one-to-one coverage was $146.5 million for the actual year ended December 31, 2001; $134.7 million for the pro forma adjusted year ended December 31, 2001; and $3.2 million for the actual year ended December 31, 2000.

	Year Ended December 31,
	2001	2000	1999	1998	1997
Ratio of earnings to fixed charges	(0.51)	0.96	1.69	2.15	2.42
Pro forma adjusted ratio of earnings to fixed charges	0.30	—	—	—	—

NorthWestern Modified Ratio Calculation

        The following table sets forth modified ratios of earnings to fixed charges for the periods indicated below. For the purpose of calculating such modified ratios, "earnings" and "fixed charges" are calculated as described above; provided, however, each definition is adjusted to exclude the fixed charges related to debt of our subsidiaries that is non-recourse to us, exclude net losses allocated to minority interests and exclude restructuring charges. The following modified ratios of earnings to fixed charges do, however, include our share of net earnings of, and the income from our preferred stock investments in, these subsidiaries. Our subsidiaries are legally distinct from us. They have no obligation to make funds available to us to service our debt except for dividend payments on our preferred stock investments in those subsidiaries and payments of principal and interest on intercompany loans from us to those subsidiaries. Their ability to pay dividends, repay intercompany loans or make other distributions to us may be restricted by, among other things, the availability of funds and the terms of credit and debt arrangements entered into by them, as well as statutory and other legal restrictions. We have treated the fixed charges and indebtedness of NorthWestern Energy LLC as recourse to NorthWestern Corporation for the purposes of the modified ratios since we intend to transfer its electric and natural gas transmission operations to NorthWestern Corporation and to operate its business as part of our NorthWestern Energy division during 2002.

        You should not construe the following modified ratios of earnings to fixed charges as an alternative to our actual ratio of earnings to fixed charges calculated in accordance with GAAP presented above. Because our modified ratios of earnings to fixed charges excludes fixed charges related to the non-recourse debt of our subsidiaries, net losses allocated to minority interests and restructuring charges and is not calculated in accordance with GAAP nor in accordance with Item 503(d) of Regulation S-K, it may not be comparable to other similarly titled ratios of other companies.

	Year Ended December 31,
	2001	2000	1999	1998	1997
Modified ratio of earnings to fixed charges	1.28	2.10	3.09	3.06	3.30
Pro forma adjusted modified ration of earnings to fixed charges	1.15	—	—	—	—

SELECTED HISTORICAL FINANCIAL INFORMATION

        We derived the following selected financial information for each of the five years in the period ended December 31, 2001 from the audited consolidated financial statements contained in our Annual Reports on Form 10-K for the years ended December 31, 1998, 1999, 2000 and 2001.

        You should read the following tables in conjunction with "Capitalization" included elsewhere herein, "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Item 7 to our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference herein, and our consolidated financial statements and notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2001, which are incorporated by reference herein. The information in the table below does not reflect the acquisition of NorthWestern Energy LLC. See "Unaudited Pro Forma Combined Financial Information" included elsewhere herein, "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Item 7 to the Annual Report on Form 10-K of NorthWestern Energy LLC for the year ended December 31, 2001, which is incorporated by reference herein, the combined financial statements and notes thereto of NorthWestern Energy LLC contained in the Annual Report on Form 10-K of NorthWestern Energy LLC for the year ended December 31, 2001, which are incorporated by reference herein, and "Montana Power LLC Unaudited Pro Forma Combined Condensed Financial Data" contained in Exhibit 99.5 to our Current Report on Form 8-K, filed with the SEC on March 4, 2002, which is incorporated by reference herein.

	For the Year Ended December 31,
	1997	1998	1999	2000	2001
	(in thousands, except for per share amounts)
Income Statement Data:
Operating revenues	$918,070	$1,187,187	$3,004,340	$7,132,090	$4,237,755
Operating income (loss)	58,997	67,542	79,556	41,272	(84,050)
Net income	26,264	30,391	44,663	49,553	44,532
Dividends on preferred stock	212	191	191	191	191
Earnings on common stock	23,411	27,086	37,871	42,761	37,514
Basic earnings per common share(1)	1.31	1.45	1.64	1.85	1.54
Diluted earnings per common share(1)	1.31	1.44	1.62	1.83	1.53
Dividends paid per common share(1)	0.933	0.985	1.05	1.13	1.21
	As of December 31,
	1997	1998	1999	2000	2001
	(in thousands)
Balance Sheet Data:
Total assets	$1,106,123	$1,728,474	$1,956,761	$2,898,070	$2,617,361
Long-term debt (excluding long-term debt maturities due within one year)	425,281	588,875	783,107	1,013,865	835,873
Short-term debt (including long-term debt maturities due within one year)	7,814	31,614	49,870	126,963	404,297
Preferred stock not subject to mandatory redemption	3,750	3,750	3,750	3,750	3,750
Preferred stock subject to mandatory redemption	32,500	87,500	87,500	87,500	187,500
Common equity	166,596	282,101	300,156	319,201	396,416
Average shares outstanding
Basic	17,843	18,660	23,094	23,141	24,390
Diluted	17,843	18,816	23,372	23,338	24,455

(1)
Adjusted for two-for-one stock split in May 1997.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The following tables present our unaudited pro forma combined financial information as of and for the year ended December 31, 2001. The unaudited pro forma combined balance sheet gives effect to the following transactions as if each transaction had occurred on December 31, 2001:

  •
  the following securities offerings:

  •
  270,000 shares of 8 1/4% trust preferred securities of NorthWestern Capital Financing II on January 15, 2002 pursuant to the exercise of an overallotment option and the use of the net proceeds therefrom as discussed in "Summary—Recent Developments—Securities Offerings,"

  •
  4,440,000 shares of 8.10% trust preferred securities of NorthWestern Capital Financing III on January 31, 2002 and February 5, 2002 and the use of the net proceeds therefrom as discussed in "Summary—Recent Developments—Securities Offerings;"

  •
  the following transactions:

  •
  our recent acquisition of NorthWestern Energy LLC for a purchase price of $1.1 billion, including the assumption of approximately $488 million in existing NorthWestern Energy LLC debt and preferred stock, net of cash received,

  •
  the establishment of our new $1.0 billion credit facility and the use of the net proceeds therefrom as discussed in "Summary—Recent Developments—New Credit Facility;" and

  •
  the sale of $720.0 million aggregate principal amount of the original notes and the use of the net proceeds therefrom as discussed in "Summary—Recent Developments—Securities Offerings."

        In addition, the unaudited pro forma combined statement of income gives effect to the above transactions and the following additional securities offerings as if each transaction had occurred on January 1, 2001:

  •
  3,680,000 shares of our common stock in October 2001 and the use of the net proceeds therefrom as discussed in "Summary—Recent Developments—Securities Offerings," and

  •
  4,000,000 shares of 8 1/4% trust preferred securities of NorthWestern Capital Financing II on December 21, 2001 and the use of the net proceeds therefrom as discussed in "Summary—Recent Developments—Securities Offerings."

        The unaudited pro forma combined financial information is based upon currently available information and assumptions that our management believes are reasonable. The unaudited pro forma combined financial information is prepared for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the company that would have occurred had the transactions occurred at the periods presented, nor is the unaudited pro forma combined financial information necessarily indicative of future operating results or the financial position of the combined companies.

        In the following table, EBITDA represents earnings from continuing operations before interest income, interest expense, income taxes, depreciation, amortization and other income and minority interests in income of subsidiaries. We believe that EBITDA provides meaningful additional information concerning a company's operating results and its ability to service its debt and other fixed obligations and to fund its continued growth. Many financial analysts consider EBITDA to be a meaningful indicator of an entity's ability to meet its future financial obligations. You should not construe EBITDA as an alternative to operating income (loss) as determined in accordance with GAAP as an alternative to cash flows from operating activities as determined in accordance with

GAAP or as a measure of liquidity. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures of other companies.

        You should read the following tables in conjunction with "Capitalization" and "Selected Historical Financial Information" included elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Item 7 to our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference herein, our consolidated financial statements and notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2001, which are incorporated by reference herein, "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Item 7 to the Annual Report on Form 10-K of NorthWestern Energy LLC for the year ended December 31, 2001, which is incorporated by reference herein, the combined financial statements and notes thereto of NorthWestern Energy LLC contained in the Annual Report on Form 10-K of NorthWestern Energy LLC for the year ended December 31, 2001, which are incorporated by reference herein, and "Montana Power LLC Unaudited Pro Forma Combined Condensed Financial Data" contained in Exhibit 99.5 to our Current Report on Form 8-K, filed with the SEC on March 4, 2002, which is incorporated by reference herein.

NORTHWESTERN CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

(In Thousands, Except for Per Share Amounts)

For the Year Ended December 31, 2001
NorthWestern Corporation Actual	Securities Offerings Adjustments (1)(2)(3)	NorthWestern as Adjusted for Securities Offerings	NorthWestern Energy LLC(4)	NorthWestern Energy LLC Purchase and New Credit Facility Adjustment(5)	NorthWestern as Further Adjusted for NorthWestern Energy LLC Purchase and New Credit Facility	Offering of the Original Notes(6)	NorthWestern Pro Forma
Operating Revenues	$4,237,755	$4,237,755	$658,130	$4,895,885	$4,895,885
Cost of Sales	3,380,188	3,380,188	327,033	3,707,221	3,707,221
Gross Margin	857,567	857,567	331,097	1,188,664	1,188,664
Operating Expenses:
Selling, general and administrative expenses	790,936	790,936	167,740	958,676	958,676
Restructuring expenses	24,916	24,916	24,916	24,916
Depreciation and amortization	125,765	125,765	56,725	182,490	182,490

941,617	941,617	224,465	1,166,082	1,166,082

Operating Income (Loss)	(84,050)	(84,050)	106,632	22,582	22,582
Interest expense	(90,365)	$13,517	(76,848)	(31,845)	$(34,874)	(143,567)	$(22,196)	(165,763)
Investment income and other	8,023	8,023	(221)	7,802	7,802

Income (Loss) Before Income Taxes and Minority Interests	(166,392)	13,517	(152,875)	74,566	(34,874)	(113,183)	(22,196)	(135,379)
Benefit (provision) for income taxes	47,380	1,670	49,050	(27,701)	13,601	34,950	8,656	43,606

Income (Loss) Before Minority Interests	(119,012)	15,187	(103,825)	46,865	(21,273)	(78,233)	(13,540)	(91,773)
Minority interests	163,544	163,544	163,544	163,544

Net Income	44,532	15,187	59,719	46,865	(21,273)	85,311	(13,540)	71,771
Minority interest on preferred securities of subsidiary trust	(6,827)	(17,798)	(24,625)	(3,538)	(28,163)	(28,163)
Dividends on cumulative preferred stock	(191)	(191)	(191)	(191)

Earnings on Common Stock	$37,514	$(2,611)	$34,903	$43,327	$(21,273)	$56,957	$(13,540)	$43,417

Average Common Shares Outstanding	24,390	2,934	27,324	27,324
Earnings Per Average Common Share
Basic	$1.54	$1.59
Diluted	1.53	1.59
Additional Information
EBITDA	$205,072
Modified EBITDA(7)	281,772
Interest expense on recourse debt(8)	110,838
Recourse debt(9)	1,590,541
Total capitalization, excluding nonrecourse debt of subsidiaries(10)	2,337,836
Modified Credit Ratios
Modified EBITDA to interest expense on recourse debt(7)(8)	2.5	x
Recourse debt to total capitalization, excluding nonrecourse debt of subsidiaries(9)(10)	68.0%

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

NORTHWESTERN CORPORATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
(In Thousands)

	As of December 31, 2001
	NorthWestern Corporation Actual	Securities Offerings Adjustments (11)(12)	NorthWestern as Adjusted for Securities Offerings	NorthWestern Energy LLC(13)	NorthWestern Energy LLC Purchase and New Credit Facility Adjustments (14)(15)	NorthWestern as Further Adjusted for Montana Power LLC Purchase and New Credit Facility	Offering of the Original Notes(16)	NorthWestern Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$53,528		$53,528	$62,189		$115,717		$115,717
Restricted cash				30,000		30,000		30,000
Accounts receivable, net	382,329		382,329	78,842		461,171		461,171
Inventories	106,228		106,228	10,760		116,988		116,988
Other	86,461		86,461	38,039		124,500		124,500

	628,546		628,546	219,830		848,376		848,376
Property, Plant and Equipment, Net	818,367		818,367	1,111,034		1,929,401		1,929,401
Goodwill and Other Intangible Assets, Net	979,648		979,648	7,418	$142,541	1,129,607		1,129,607
Other Assets:
Investments	94,650		94,650	25,936		120,586		120,586
Other assets	96,150	$3,809	99,959	129,752		229,711	$5,055	234,766

	190,800	3,809	194,609	155,688		350,297	5,055	355,352

	$2,617,361	$3,809	$2,621,170	$1,493,970	$142,541	$4,257,681	$5,055	$4,262,736

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$155,000		$155,000	$3,395		$158,395	$(64,004)	$94,391
Current maturities of long-term debt nonrecourse	29,469		29,469			29,469		29,469
Short-term debt					$650,059	650,059	(650,059)
Short-term debt of subsidiaries nonrecourse	219,828		219,828			219,828		219,828
Accounts payable	264,844		264,844	24,823		289,667		289,667
Accrued expenses	259,959		259,959	140,247	15,492	415,698		415,698

	929,100		929,100	168,465	665,551	1,763,116	(714,063)	1,049,053

Long-Term Liabilities:
Long-term debt	373,350	$(113,941)	259,409	442,680	(18,059)	684,030	719,118	1,403,148
Long-term debt of subsidiaries nonrecourse	462,523		462,523			462,523		462,523
Deferred income taxes	5,934		5,934			5,934		5,934
Other noncurrent liabilities	75,476		75,476	300,995	35,000	411,471		411,471

	917,283	(113,941)	803,342	743,675	16,941	1,563,958	719,118	2,283,076

Minority Interests	183,312		183,312			183,312		183,312
Preferred Stock, Preference Stock and Preferred Securities:
Preferred stock 4 1/2% series	2,600		2,600			2,600		2,600
Redeemable preferred stock 6 1/2% series	1,150		1,150			1,150		1,150
Preference stock
Company obligated mandatorily redeemable security of trust holding solely parent debentures	187,500	117,750	305,250	41,879		347,129		347,129

	191,250	117,750	309,000	41,879		350,879		350,879

Shareholders' Equity:
Common stock	47,942		47,942			47,942		47,942
Paid-in capital	240,797		240,797	539,951	(539,951)	240,797		240,797
Treasury stock	(3,681)		(3,681)			(3,681)		(3,681)
Retained earnings	112,307		112,307			112,307		112,307
Accumulated other comprehensive income	(949)		(949)			(949)		(949)

	396,416		396,416	539,951	(539,951)	396,416		396,416

	$2,617,361	$3,809	$2,621,170	$1,493,970	$142,541	$4,257,681	$5,055	$4,262,736

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

NORTHWESTERN CORPORATION NOTES TO UNAUDITED
PRO FORMA COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Combined Financial Information is based on the following assumptions:

  (1)
  Reflects the receipt of $74.9 million of net proceeds, after deducting offering expenses, from the sale of 3,680,000 shares of common stock issued in October 2001 at $21.25 per share and the application of the net proceeds therefrom as described in "Summary—Recent Developments—Securities Offerings."

  (2)
  Reflects the receipt of $96.4 million of net proceeds, after paying the underwriting commission and offering expenses totaling approximately $3.7 million, from the sale of 4,000,000 shares of 8 1/4% trust preferred securities of NorthWestern Capital Financing II on December 21, 2001 and the receipt of $6.5 million of net proceeds, after paying the underwriting commission and estimated offering expenses totaling approximately $0.2 million, from the sale of 270,000 additional shares of 8 1/4% trust preferred securities of NorthWestern Capital Financing II on January 15, 2002 pursuant to the exercise of an overallotment option and the application of the net proceeds therefrom. NorthWestern Capital Financial II used the proceeds from the sale of the 8 1/4% trust preferred securities to purchase $106.8 million aggregate principal amount of our 8 1/4% subordinated debentures due December 15, 2031. We received approximately $102.9 million in net proceeds from the sale of the subordinated debentures, after paying underwriting commissions and offering expenses totaling approximately $3.9 million. We used these net proceeds for general corporate purposes and to repay a portion of the amounts outstanding under our existing credit facility with CIBC Inc. The 8 1/4% trust preferred securities are guaranteed by us and will be redeemed when the subordinated debentures are paid either at maturity on December 15, 2031, or upon early redemption. We may redeem the subordinated debentures on or after December 21, 2006 and before December 21, 2006 if certain changes in tax or investment company law occur or will occur within 90 days, in each case at a redemption price equal to 100% of the principal amount being redeemed plus accumulated and unpaid interest to the date of redemption.

  (3)
  Reflects the receipt of $107.4 million of net proceeds, after paying the underwriting commission and estimated offering expenses totaling approximately $3.6 million, from the sale of 4,440,000 shares of 8.10% trust preferred securities of NorthWestern Capital Financing III on January 31, 2002 and February 5, 2002 and the application of the net proceeds therefrom. NorthWestern Capital Financial III used the proceeds from the sale of the 8.10% trust preferred securities to purchase $111.0 million aggregate principal amount of our 8.10% subordinated debentures due January 15, 2032. We received approximately $107.4 million in net proceeds from the sale of the subordinated debentures, after paying underwriting commissions and offering expenses totaling approximately $3.6 million. We used these net proceeds for general corporate purposes and to repay a portion of the amounts outstanding under our old credit facility with CIBC Inc. The 8.10% trust preferred securities are guaranteed by us and will be redeemed when the subordinated debentures are paid either at maturity on January 15, 2032, or upon early redemption. We may redeem the subordinated debentures on or after January 31, 2007 and before January 31, 2007 if certain changes in tax or investment company law occur or will occur within 90 days, in each case at a redemption price equal to 100% of the principal amount being redeemed plus accumulated and unpaid interest to the date of redemption.

  (4)
  Reflects the results of operations of NorthWestern Energy LLC, which we purchased for $1.1 billion, including the assumption of approximately $488.0 million in existing NorthWestern Energy LLC debt and preferred stock, net of cash received.

  (5)
  Reflects NorthWestern's initial financing of the acquisition of NorthWestern Energy LLC and the refinancing of our old credit facility with CIBC Inc. with borrowings under our new credit facility described in "Summary—Recent Developments—New Credit Facility." Borrowings under the new credit facility bear interest at a variable rate and accrued interest at 3.35% per annum as of February 28, 2002. Including amortization of financing charges the effective interest rate under the new credit facility was 5.52% as of February 28, 2002. The new credit facility contains a number of representations and warranties and affirmative and negative covenants, including certain financial ratio maintenance covenants. We used the net proceeds from the offering of the original notes, together with approximately $5.9 million of available cash, to repay the $720 million acquisition term loan portion of our new credit facility.

  (6)
  Reflects the receipt of approximately $714.1 million of net proceeds, after deducting the discounts and commissions to the initial purchasers and estimated offering expenses totaling approximately $5.9 million, from the sale of $720.0 million aggregate principal amount of the original notes and the use of the net proceeds therefrom as discussed in "Summary—Recent Developments—Securities Offerings."

  (7)
  Modified EBITDA includes the EBITDA from our electric and natural gas operations plus the EBITDA of NorthWestern Energy LLC and the cash preferred dividend and interest income from our preferred stock and debt investments in our unregulated subsidiaries. This Modified EBITDA excludes restructuring charges. Modified EBITDA does not include EBITDA or EBITDA loss from our unregulated subsidiaries. We have included NorthWestern Energy LLC's EBITDA in Modified EBITDA because we intend to transfer its electric and natural gas transmission and distribution operations to NorthWestern Corporation during 2002 and to operate them as part of our NorthWestern Energy division. Our subsidiaries' ability to pay dividends, repay intercompany loans or make other distributions to us may be restricted by, among other things, their availability of funds and the terms of credit and debt arrangements entered into by them, as well as statutory and other legal restrictions. See "Risk Factors-The original notes are, and the new notes will be, effectively subordinated to all of our secured debt and the outstanding indebtedness of our subsidiaries to the extent of the assets of their subsidiaries, including NorthWestern Energy LLC."

          The following table shows the calculation of Modified EBITDA (in millions).

NorthWestern electric and natural gas operations, excluding restructuring charges	$66.8
NorthWestern Energy LLC	163.4
Cash preferred dividend and interest income from preferred stock and debt investments in unregulated subsidiaries	68.6
Corporate overhead and other net costs, excluding restructuring charges	(17.0)

$281.8

  (8)
  Interest expense on recourse debt excludes interest expense on the nonrecourse debt of our unregulated subsidiaries and includes associated interest expense on guaranteed nonrecourse debt as shown below (in millions):

Consolidated interest expense	$165.8
Interest expense on nonrecourse debt CornerStone Propane Partners, L.P.	(48.2)
Blue Dot Services Inc.	(3.8)
Expanets	(17.3)
Elimination of intercompany interest expense	14.3

$110.8

  (9)
  Recourse debt excludes nonrecourse debt of our unregulated subsidiaries, but includes guarantees from NorthWestern on nonrecourse debt of our unregulated subsidiaries as shown below (in millions):

Recourse debt	$1,497.5
Guarantees on nonrecourse debt	93.0

$1,590.5

  (10)
  Total capitalization includes recourse debt of approximately $1,590.5 million, and preferred securities and preferred stock and shareholders' equity of approximately $747.3 million.

  (11)
  Reflects the receipt of $6.5 million of net proceeds, after paying the underwriting commission and estimated offering expenses totaling approximately $0.2 million, from the sale of 270,000 shares of 8 1/4% trust preferred securities of NorthWestern Capital Financing II on January 15, 2002 pursuant to the exercise of an overallotment option and the application of the net proceeds therefrom as described in note 2 above.

  (12)
  Reflects the receipt of $107.4 million of net proceeds, after paying the underwriting commission and estimated offering expenses totaling approximately $3.6 million, from the sale of 4,440,000 shares of 8.10% trust preferred securities of NorthWestern Capital Financing III on January 31, 2002 and February 5, 2002 and the application of the net proceeds therefrom as described in note 3 above.

  (13)
  Reflects the balances of NorthWestern Energy LLC. Purchase adjustments have been made to the assets and liabilities of NorthWestern Energy LLC to reflect the effect of the acquisition accounted for under the purchase method of accounting. Pro forma adjustments include certain cash accounts representing excess proceeds from The Utility's previous sale of generation assets, which cash will be applied to reduce transition and stranded costs under the jurisdiction of the MPSC and the FERC. See "Montana Power LLC Unaudited Pro Forma Combined Condensed Financial Data" contained in Exhibit 99.5 to our Current Report on Form 8-K, filed with the SEC on March 4, 2002, which is incorporated by reference herein.

  (14)
  Reflects NorthWestern's initial financing of the acquisition of NorthWestern Energy LLC and the refinancing of our old credit facility with CIBC Inc. with borrowings under our new credit facility described in "Summary—Recent Developments—New Credit Facility" and note 5 above. Goodwill has been recognized, representing the portion of the purchase price in excess of the fair value of identified assets and liabilities. No amortization of goodwill is included in the Unaudited Pro Forma Combined Financial Information, as provided in Statement of

    Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," for business combinations completed after June 30, 2001. The allocation of the purchase price is based on the fair value of identified assets and liabilities as of the date the business combination was completed. Accordingly, goodwill has been adjusted as a result of the determination of such fair value and thus will differ from the amount reported in the Unaudited Pro Forma Combined Balance Sheet. While we believe the historical assets and liabilities approximate fair value, if we identify any intangible assets separate from goodwill, they will be subject to amortization.

  (15)
  Reflects $50.5 million in purchase accounting adjustments related to:

  (a)
  $5.5 million current liability for estimated losses under supply contracts related to qualifying facilities for the partial year 2002 for the period prior to the July 1, 2002 effective date of the MPSC approved stipulation for recovery of transition costs.

  (b)
  $15 million ($10 million current and $5 million noncurrent) liability for estimated costs related to acquisition integration and transition to NorthWestern operating practices.

  (c)
  $30 million noncurrent liability for an estimated increase to environmental reserves. See "Risk Factors."

  (16)
  Reflects the receipt of $714.1 million of net proceeds, after deducting the discounts and commissions to the initial purchasers and estimated offering expenses totaling approximately $5.9 million, from the sale of $720.0 million aggregate principal amount of the original notes and the use of the net proceeds therefrom as discussed in "Summary—Recent Developments—Securities Offerings."

DESCRIPTION OF NOTES

        The original notes were, and the new notes will be, issued under an indenture, dated as of November 1, 1998, between NorthWestern and JPMorgan Chase Bank (as successor to The Chase Manhattan Bank, N.A.), as trustee, as previously supplemented by a first supplemental indenture, dated as of November 1, 1998, between NorthWestern and the trustee, as further supplemented by a second supplemental indenture, dated as of March 13, 2002, between NorthWestern and the trustee. We refer to the indenture as so supplemented, as the indenture. In this section, unless otherwise indicated, references to NorthWestern do not include its subsidiaries.

        The form and terms of the new notes are the same in all material respects as the form and terms of the original notes, except that the new notes will have been registered under the Securities Act of 1933 and therefore will not bear legends restricting their transfer. The original notes have not been registered under the Securities Act of 1933 and are subject to certain transfer restrictions.

        The following summary highlights certain material terms of the indenture. Because this is a summary, it does not contain all of the information that is included in the indenture. You should read the entire indenture, including the definitions of certain terms used below. The indenture is by its terms subject to and governed by the Trust Indenture Act of 1939. Copies of the indenture are available at the corporate trust office of the trustee.

General

        The original notes are, and the new notes will be, unsecured senior obligations of NorthWestern, issued as a series as provided under the indenture. The original notes were initially issued in an aggregate principal amount of $720,000,000.

        $250,000,000 aggregate principal amount of the notes due 2007 will, unless earlier redeemed, mature and become due and payable together with any accrued and unpaid interest thereon, on March 15, 2007. $470,000,000 aggregate principal amount of the notes due 2012 will, unless earlier redeemed, mature and become due and payable together with any accrued and unpaid interest thereon, on March 15, 2012. The notes are not subject to any sinking fund provision. The original notes were, and the new notes will be, made available for purchase in denominations of $1,000 and any integral multiple thereof.

Interest

        The notes due 2007 bear interest at the rate of 7 7/8% per annum and the notes due 2012 bear interest at the rate of 8 3/4% per annum, in each case from March 13, 2002. Interest on the notes is payable semi-annually in cash on March 15 and September 15 of each year, in each case to the person in whose name such note or the related original note is registered at the close of business on the fifteenth calendar day prior to such payment date. The initial interest payment date in each case is September 15, 2002.

        The amount of interest payable will be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event that any date on which interest is payable on the notes is not a Business Day (as defined in the indenture), then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day, without any interest or other payment in respect of any such delay, with the same force and effect as if made on such date.

Ranking

        The original notes are, and the new notes will be, senior, unsecured obligations of NorthWestern and rank equally in right of payment with all other senior unsecured indebtedness and other unsecured liabilities of NorthWestern. As of December 31, 2001, on a pro forma basis after giving effect to the transactions described under "Unaudited Pro Forma Combined Financial Information," the notes would rank equally with approximately $284.0 million of our senior unsecured indebtedness, including approximately $93.0 million of indebtedness of NorthWestern's subsidiaries guaranteed by NorthWestern, as well as all other senior unsecured liabilities of NorthWestern. The original notes are, and the new notes will be, effectively subordinated to all secured debt of NorthWestern to the extent of the collateral securing that indebtedness. As of December 31, 2001, on a pro forma basis after giving effect to the transactions described under "Unaudited Pro Forma Combined Financial Information," NorthWestern would have had approximately $141.4 million of secured indebtedness outstanding. The claims of creditors of NorthWestern's subsidiaries have priority over our equity rights and the rights of our creditors, including holders of the notes, to participate in the assets of the subsidiary upon the subsidiary's liquidation. As of December 31, 2001, on a pro forma basis after giving effect to the transactions described under "Unaudited Pro Forma Combined Financial Information," the notes would have been effectively subordinated to approximately $1.1 billion of indebtedness of our subsidiaries, including approximately $488.0 million of indebtedness of NorthWestern Energy LLC, and all other liabilities of our subsidiaries, to the extent of the assets of those subsidiaries.

        The indenture contains no restrictions on the amount of additional unsecured indebtedness that may be incurred by NorthWestern or its subsidiaries.

Optional Redemption

        We may redeem all or part of the notes at any time at our option at a redemption price equal to the greater of:

  •
  the principal amount of the notes being redeemed plus accrued interest to the redemption date; or

  •
  the Make-Whole Amount for the notes being redeemed.

        As used in this prospectus,

        "Make-Whole Amount" means the sum, as determined by a Quotation Agent, of the present values of the principal amount of the notes to be redeemed, together with scheduled payments of interest, exclusive of interest to the redemption date, from the redemption date to the maturity date of the notes being redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued interest on the principal amount of the notes being redeemed to the redemption date.

        "Adjusted Treasury Rate" means with respect to any redemption date,

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designed "H.L. (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption. "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue, or if no maturity is within three months before or after the remaining term of the notes of the series being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month, or

  •
  if such release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, plus 0.40%.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

        "Comparable Treasury Price" means with respect to any redemption date, if the second bullet point of the definition of Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the trustee, Reference Treasury Dealer Quotations for such redemption date.

        "Quotation Agent" means a primary United States Government securities dealer selected by the trustee after consultation with NorthWestern.

        "Reference Treasury Dealer" means a primary United States Government securities dealer selected by NorthWestern.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustees by such Reference Treasury Dealer at 5:00 p.m. New York City time, on the third business day preceding such redemption date.

        Notice of any optional redemption will be mailed at least 30 days before the redemption date to each holder of notes to be redeemed. If NorthWestern elects to partially redeem the notes, selection of the notes for redemption will be made by the trustee by lot or by such other method as the trustee in its sole discretion deems to be fair and appropriate.

Additional Notes

        The original notes due 2007 were initially offered in the principal amount of $250,000,000 and the original notes due 2012 were initially offered in the principal amount of $470,000,000. NorthWestern may, without the consent of the holders, increase such principal amount of each series of notes in the future on the same terms and conditions and with the same CUSIP number as the notes of the same series.

Limitation on Liens

        As long as any notes remain outstanding, neither NorthWestern nor any subsidiary of NorthWestern may issue, assume or guarantee (collectively, "create") any debt secured by any mortgage, security interest, pledge, lien or other encumbrance (collectively, "mortgage") on any property owned by NorthWestern or that subsidiary, except intercompany indebtedness, without also securing the notes equally and ratably with, or prior to, the new debt, unless the total amount of all of the secured debt would not exceed the greater of:

  •
  10% of the consolidated net tangible assets of NorthWestern and its subsidiaries, reduced by the amount of indebtedness outstanding secured by any utility assets, and

  •
  $300.0 million.

        In addition, the lien limitations do not apply to NorthWestern's and any subsidiary's ability to do the following:

  •
  create mortgages on any property and on certain improvements and accessions on such property acquired, constructed or improved after the date of the indenture;

  •
  assume existing mortgages on any property or indebtedness of an entity which is merged with or into, or consolidated with NorthWestern and any subsidiary;

  •
  assume existing mortgages on any property or indebtedness of an entity existing at the time it becomes a subsidiary;

  •
  create mortgages to secure debt of a subsidiary to NorthWestern or to another subsidiary;

  •
  create mortgages in favor of governmental entities to secure payment under a contract or statute or mortgages to secure the financing of constructing or improving property, including mortgages for pollution control or industrial revenue bonds;

  •
  create mortgages to secure debt of NorthWestern or its subsidiaries maturing within 12 months and created in the ordinary course of business;

  •
  create mortgages to secure the cost of exploration, drilling or development of natural gas, oil or other mineral property;

  •
  to continue mortgages existing on the date of the indenture;

  •
  create mortgages to secure debt of NorthWestern or a subsidiary incurred in connection with a specifically identifiable project where the mortgage relates and is confined to a property or properties (including, without limitation, shares or other rights of ownership in entities that own such property or project) involved in such project and acquired by NorthWestern or a subsidiary after the date of the original issuance of the notes and the resources of the creditors in respect of such debt is limited to any or all of such project and property;

  •
  create mortgages secured by any utility assets; and

  •
  create mortgages to extend, renew or replace indebtedness secured by any mortgage referred to above provided that the principal amount of indebtedness secured thereby shall not exceed the principal amount of debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property or indebtedness which secured the mortgage so extended, renewed or replaced.

Consolidation, Merger and Sale

        NorthWestern may not merge or consolidate with any other corporation or sell all or substantially all of its assets to any entity, unless NorthWestern is the surviving corporation or the surviving entity is organized under the laws of the United States or any state thereof and assumes NorthWestern's obligations under the indenture and, after giving effect to the transaction, NorthWestern is not in default under the indenture. In addition, NorthWestern will deliver to the trustee an officer's certificate and opinion of counsel to the effect that the transaction complies with the notes. The obligations of NorthWestern under the notes shall terminate if a successor assumes NorthWestern's obligations under the indenture.

Events of Default

        "Event of Default" is defined in the indenture to mean any one of the following events:

  •
  default in the payment of any interest on any note that becomes due and payable, and continuance of such default for a period of 30 days; or

  •
  default in the payment of the principal of or any premium on any note when due; or

  •
  default in the performance, or breach, of any covenant or agreement of NorthWestern in the indenture applicable to the notes for a period of 60 days after written notice to NorthWestern by the trustee or from the holders of at least 25% of the outstanding notes; or

  •
  certain events of bankruptcy, insolvency or reorganization of NorthWestern.

        If an Event of Default involving certain events of bankruptcy, insolvency or reorganization of NorthWestern occurs, then the principal of all the applicable notes, including accrued and unpaid interest, will automatically be due and payable after any applicable grace period. If any other type of Event of Default occurs with respect to the notes, the trustee or the holders of 25% in principal amount of the outstanding notes may declare the notes due and payable immediately.

        If an Event of Default occurs, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes, unless the holders offer to the trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by it in complying with a request. The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture, or exercising any trust or power conferred on the trustee with respect to the notes, except for certain events of bankruptcy, insolvency or reorganization of NorthWestern for which the holders of a majority in principal amount of all securities outstanding under the indenture shall have such right. The trustee may refuse to follow directions in conflict with law or the indenture, that expose the trustee to personal liability or that are unduly prejudicial to other holders.

        The holders of a majority in principal amount of the outstanding notes may waive any past default under the indenture and its consequences, except a default in respect of a payment on any note or a default in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each affected note.

Defeasance

        The indenture provides that NorthWestern may defease and be discharged from all obligations with respect to the notes and the indenture ("defeasance") or be released from its obligations with respect to the notes and the indenture or any other covenant so that its failure to comply with these obligations will not constitute a default or an event of default ("covenant defeasance"). NorthWestern may effect a defeasance or a covenant defeasance by irrevocably depositing in trust with the trustee money, in the currency in which the notes are payable, or Government Obligations, as defined below, or a combination of money and Government Obligations, which will be sufficient to pay when due the principal of, and any premium and interest on, these notes.

        NorthWestern may not effect a defeasance or a covenant defeasance unless NorthWestern delivers to the trustee an opinion of counsel to the effect that the holders of the affected notes:

  •
  will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or the covenant defeasance and

  •
  will be subject to United States federal income tax on the same amounts, in the same manner and at the same times if defeasance or covenant defeasance had not occurred.

        In the case of defeasance, such opinion must be based upon a change in law or a ruling of the Internal Revenue Service.

        "Government Obligations" means securities that are direct obligations of the government that issued the currency in which the notes are payable, or obligations of an entity controlled or supervised by and acting as an agency or instrumentality of the government that issued the currency in which the notes are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer. Depository receipts issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of a Government Obligation held by a custodian for the account of the holder of a depository receipt also constitute "Government Obligations;" provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest or principal of the Government Obligation.

Modification and Waiver

        The indenture provides that NorthWestern and the trustee may amend or supplement the indenture or the notes without the consent of any holder of notes:

  •
  to evidence the succession of another entity to NorthWestern and the assumption by any such successor of the covenants of NorthWestern contained in the indenture and in the notes; or

  •
  to add to the covenants of NorthWestern for the benefit of the holders of all or any series of securities outstanding under the indenture or to surrender any right or power conferred upon NorthWestern in the indenture; or

  •
  to add any additional events of default under the indenture; or

  •
  change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no security outstanding under the indenture; or

  •
  to secure securities outstanding under the indenture; or

  •
  to establish the form of securities to be issued under the indenture; or

  •
  to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee; or

  •
  to close the indenture with respect to the authentication and delivery of additional series of securities, or to cure any ambiguity, to correct or supplement any provision in the indenture which may be inconsistent with any other provision in the indenture or to make any other provisions with respect to matters or questions arising under the indenture; provided, that such action shall not adversely affect the interests of the holders of all securities outstanding under the indenture in any material respect.

        Except as provided above, the indenture provides that the consent of the holders of not less than a majority in principal amount of all outstanding notes is required to modify or amend the indenture which affect the notes; provided, that no such modification or amendment may, without the consent of the holder of each outstanding note, among other things:

  •
  change the stated maturity of the principal of, or any installment of interest on, any notes, or reduce the principal thereof or the rate of interest thereon, or any premium payable upon the redemption thereof, or change the redemption provisions of any note, or change the place or currency of payment of principal of, or any premium or interest on, any note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof, or, in the case of redemption, on or after the redemption date; or

  •
  reduce the percentage in principal amount of outstanding notes required for any supplemental indenture, for any waiver of compliance with certain provisions of the indenture which affect the notes or certain defaults applicable to the notes and their consequences provided for in the indenture; or

  •
  modify any of the provisions of the indenture relating to the modification or amendment of the indenture or the consent to any waiver thereunder, except to increase any such percentage or to provide that certain other provisions of the indenture which affect the notes cannot be modified or waived without the consent of the holder of each outstanding note.

        It shall not be necessary for the consent of any holder of notes to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent approves the substance thereof. After the execution by NorthWestern and the trustee of any supplemental indenture entered into with the consent of holders of the notes, NorthWestern shall give to the holders of the notes affected thereby a notice briefly describing the amendment, supplement or waiver.

Book-Entry Issuance

        NorthWestern issued and sold the original notes to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act of 1933 and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act of 1933 as "global securities." Certain other notes may be issued in certificated form. See "—Certificated Securities."

        The Depository Trust Company is acting as the depositary for the global securities. NorthWestern will issue global securities as fully registered securities registered in the name of The Depository Trust Company's nominee, Cede & Co. NorthWestern will issue one or more fully registered global securities for notes and will deposit the global securities with, or on behalf of, The Depository Trust Company.

        The Depository Trust Company has advised us as follows: The Depository Trust Company is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. The Depository Trust Company holds securities that its participants deposit with it. The Depository Trust Company also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants' accounts, thereby eliminating the need for physical movement of securities certificates. The Depository Trust Company's direct participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. The Depository Trust Company is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to The Depository Trust Company's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a direct participant. The rules applicable to The Depository Trust Company and its participants are on file with the SEC.

        Purchases of securities under The Depository Trust Company's system must be made by or through its direct participants, which will receive a credit for such securities on The Depository Trust Company's records. The ownership interest of each actual purchaser of each security—the beneficial owner—is in turn recorded on the records of The Depository Trust Company's direct and indirect participants. Beneficial owners will not receive written confirmation from The Depository Trust Company of their purchases, but they should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through which they entered into the transactions. Transfers of ownership interest in the securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their securities, except in the event that use of the book-entry system for the securities is discontinued.

        To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, The Depository Trust Company are registered in the name of The Depository Trust Company's nominee, Cede & Co. The deposit of global securities with, or on behalf of, The Depository Trust Company and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depository Trust Company has no knowledge of the actual beneficial owners of the securities; The Depository Trust Company's records reflect only the identity of its direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants of The Depository Trust Company will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by The Depository Trust Company to its direct participants, by its direct participants to indirect participants and by its direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither The Depository Trust Company nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, The Depository Trust Company will mail an omnibus proxy to NorthWestern as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants of The Depository Trust Company to whose accounts the securities are credited on the applicable record date, which are identified in a listing attached to the omnibus proxy.

        Redemption proceeds, principal payments and any premium, interest or other payments on the global securities will be made to Cede & Co., as nominee of The Depository Trust Company. The Depository Trust Company's practice is to credit direct its participants' accounts on the applicable payment date in accordance with their respective holdings shown on The Depository Trust Company's records, unless The Depository Trust Company has reason to believe that it will not receive payment on that date. Payments by The Depository Trust Company's participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants and not of The Depository Trust Company, NorthWestern or the trustee, subject to any statutory or regulatory requirements in effect at the time. Payment of redemption payments, principal and any premium, interest or other payments to The Depository Trust Company is the responsibility of NorthWestern and the applicable paying agent, disbursement of payments to direct participants of The Depository Trust Company will be the responsibility of The Depository Trust Company, and disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants of The Depository Trust Company. Neither NorthWestern, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to those beneficial interests.

        If applicable, redemption notices will be sent to Cede & Co. If less than all of the notes are being redeemed, The Depository Trust Company's practice is to determine by lot the amount of the interest of each of its direct participants in the notes to be redeemed.

        A beneficial owner electing to have its interest in a global security repaid by NorthWestern will give any required notice through its participant in The Depository Trust Company and will effect delivery of its interest by causing the direct participant of The Depository Trust Company to transfer the participant's interest in the global securities on The Depository Trust Company's records to the appropriate party. The requirement for physical delivery in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global securities are transferred on The Depository Trust Company's records.

        The Depository Trust Company may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to NorthWestern or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

        NorthWestern may decide to discontinue use of the system of book-entry transfers through The Depository Trust Company, or a successor securities depositary. In that event, certificates for the securities will be printed and delivered.

        We have provided the foregoing information with respect to The Depository Trust Company to the financial community for information purposes only. We do not intend the information to serve as a representation, warranty or contract modification of any kind. We have received the information in this section concerning The Depository Trust Company and The Depository Trust Company's system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information. Although The Depository Trust Company and its participants are expected to follow the foregoing procedures in order to facilitate transfers of interests in global securities among The Depository Trust Company's participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither NorthWestern, the trustee nor any paying agent will have any responsibility for the performance of The Depository Trust Company or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        The notes represented by the global securities are exchangeable for certificated securities in definitive form of like tenor as such notes in denominations of $1,000 and integral multiples thereof if:

  •
  The Depository Trust Company notifies NorthWestern that it is unwilling or unable to continue as depositary for the global securities or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by NorthWestern within 90 days,

  •
  NorthWestern in its discretion at any time determines not to have all of the notes represented by the global securities or

  •
  an Event of Default has occurred and is continuing and the depositary so requests.

        Any note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated securities issuable in authorized denominations and registered in such names as The Depository Trust Company shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities of the same aggregate denomination to be registered in the name of The Depository Trust Company or its nominee. In addition, all such certificates will bear the legend referred to under "Transfer Restrictions" unless NorthWestern determines otherwise in accordance with applicable law and will be subject to the provisions of such legend.

        Neither NorthWestern nor the trustee shall be liable for any delay by The Depository Trust Company or any of its participants in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from The Depository Trust Company for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Same-Day Payment

        The indenture requires that payments in respect of notes, including principal, premium, if any, and interest, be made by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

Information

        The indenture requires NorthWestern to:

  •
  file with the trustee, within 15 days after NorthWestern is required to file with the SEC, copies of the annual reports and of the information, documents and other reports, or copies of such portion of any of the foregoing as the SEC may from time to time by rules and regulations prescribe, which NorthWestern may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934; or if NorthWestern is not required to file information, documents or reports pursuant to either of such sections, then it shall file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934 in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

  •
  file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by NorthWestern with the conditions and covenants of the indenture as may be required from time to time by such rules and regulations; and

  •
  transmit to all holders of notes within 30 days after the filing thereof with the trustee, such summaries of any information, documents and reports required to be filed by NorthWestern pursuant to the previous two bullet points as may be required by rules and regulations prescribed from time to time by the SEC.

        NorthWestern is also required to file with the trustee annually, within four months of the end of each fiscal year of NorthWestern, a certificate as to the compliance with all conditions and covenants of the indenture.

Governing Law

        The indenture and the notes are governed by the internal laws of the State of New York.

Information Concerning The Trustee

        NorthWestern and its subsidiaries maintain ordinary banking and trust relationships with JPMorgan Chase Bank and its affiliates.

        Prior to default, the trustee undertakes to perform only those duties specifically set forth in the indenture. After default, the trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of notes unless the holder offers the trustee a reasonable indemnity against the costs, expenses and liabilities that might be incurred by the trustee. The trustee is not required to expend its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

        The following is a general discussion of the material United States federal income and estate tax consequences of:

  •
  the exchange offer relevant to United States holders and

  •
  the ownership and disposition of the notes by United States holders and, in certain circumstances, non-United States holders, who acquired the original notes from the initial purchasers at their original offering price.

        Except where noted, this summary deals only with notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, hereafter referred to as the Code, and does not deal with special situations, such as those of broker-dealers, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, or persons holding the notes as part of a hedging or conversion transaction or straddle, or a constructive sale, or persons who have ceased to be United States citizens or to be taxed as resident aliens. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

        As used herein, a "United States holder" is a beneficial owner of a note that is, for United States federal income tax purposes,

  •
  a citizen or resident of the United States,

  •
  a corporation or other entity created or organized in or under the laws of the United States or any political subdivision thereof,

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source,

  •
  a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust,

  •
  a certain type of trust in existence on August 20, 1996, which was treated as a United States person under the Code in effect immediately prior to such date and which has made a valid election to be treated as a United States person under the Code and

  •
  any person otherwise subject to United States federal income tax on a net income basis in respect of its worldwide taxable income.

        A "non-United States holder" is a beneficial owner of a note who is not a United States holder. If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding outstanding Notes, we suggest that you consult your tax advisor.

        Special rules may apply to certain non-United States holders, such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies," that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them or to their shareholders.

        Persons considering the purchase, ownership or disposition of notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

The Exchange Offer

        Pursuant to the exchange offer, holders are entitled to exchange the original notes for new notes that will be substantially identical in all material respects to the original notes, except that the new notes will be registered with the SEC and therefore will not be subject to transfer restrictions. We believe that the exchange pursuant to the exchange offer as described above will not result in a taxable event. Accordingly,

  •
  no gain or loss will be realized by a U.S. Holder upon receipt of a new note,

  •
  the holding period of the new note will include the holding period of the original note exchanged therefor, and

  •
  the adjusted tax basis of the new note will be the same as the adjusted tax basis of the original note exchanged at the time of such exchange.

U.S. Federal Income Taxation of United States Holders

  Payments of Interest on Notes

        Interest on the notes will be taxable to a United States holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States holder's regular method of accounting for tax purposes.

  Sale, Exchange, Redemption or Retirement of the Notes

        Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a United States holder will generally recognize gain or loss in an amount equal to the difference between:

  •
  the amount of cash and the fair market value of other property received in exchange therefor and

  •
  the holder's adjusted tax basis in such note.

        Amounts attributable to accrued but unpaid interest on the notes will be treated as ordinary interest income. A United States holder's adjusted tax basis in a note will equal the purchase price paid by the holder for the note.

        Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other taxable disposition, the note has been held by the United States holder for more than twelve months. The maximum rate of tax on long-term capital gains with respect to notes held by an individual is 20%. The deductibility of capital losses is subject to certain limitations.

  Information Reporting and Backup Withholding

        Backup withholding and information reporting requirements may apply to certain payments of interest on a note and to the proceeds of the sale, redemption or other disposition of a note. We, our agent, a broker, the trustee or the paying agent, as the case may be, will be required to withhold from, any payment that is subject to backup withholding a backup withholding tax if a United States holder, other than an exempt recipient such as a corporation, fails to furnish its taxpayer identification number, certify that such number is correct, certify that such holder is not subject to withholding or otherwise comply with the applicable backup withholding rules. Pursuant to legislation enacted in 2001, the backup withholding rate is 30% for calendar years 2002 and 2003; 29% for calendar years 2004 and 2005 and 28% for calendar years 2006 through 2010. This legislation is scheduled to expire and the backup withholding rate will be 31% for amounts paid after December 31, 2010 unless Congress enacts legislation providing otherwise. A United States holder will generally be eligible for an exemption from backup withholding by providing a properly completed Internal Revenue Service Form W-9 to the applicable payor. Backup withholding is not an additional tax and any amounts withheld may be credited against a holder's ultimate income tax liability.

U.S. Federal Income Taxation of Non-United States Holders

  U.S. Federal Withholding Tax

        The payment to a non-United States holder of interest on a note generally will not be subject to United States federal withholding tax pursuant to the "portfolio interest exception," provided that

  •
  the non-United States holder does not directly, indirectly or constructively own 10% or more of the total combined voting power of all of our classes of stock,

  •
  the non-United States holder is not a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code,

  •
  the non-United States holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code and

  •
  either

  •
  the beneficial owner of the note certifies to us or our paying agent, under penalties of perjury, that it is not a United States holder and provides its name and address on an Internal Revenue Service Form W-8BEN, or a suitable substitute form, or

  •
  a securities clearing organization, bank or other financial institution that holds the Notes on behalf of such non-United States holder in the ordinary course of its trade or business certifies to us or our paying agent, under penalties of perjury, that such a Form W-8BEN or W-8IMY, or suitable substitute form, has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

        Alternative methods may be applicable for satisfying the certification requirement described in the first paragraph of the last bullet point above. These methods will generally require, in the case of notes held by a foreign partnership, that the certificate described in the second bullet point above be provided by the partners in addition to the foreign partnership, and that the partnership provide certain additional information. A look through rule would apply in the case of tiered partnerships.

        If a non-United States holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest made to such non-United States holder will be subject to a 30% withholding tax, unless the beneficial owner of the note provides us or our paying agent with a properly executed

  •
  Form W-8BEN, or successor form, claiming an exemption from or reduction in the rate of withholding under the benefit of an applicable income tax treaty or

  •
  Form W-8ECI, or successor form, stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

        In addition, the non-United States holder may under certain circumstances be required to obtain a United States taxpayer identification number and make certain certifications to us. Prospective investors should consult their tax advisors regarding the effect, if any, of the withholding regulations.

  U.S. Federal Income Tax

        Except for the possible application of United States federal withholding tax discussed above, or backup withholding tax discussed below, a non-United States holder generally will not be subject to United States federal income tax on payments of interest and principal on the notes, or on any gain realized upon the sale, exchange, redemption or retirement of a note, provided

  •
  such gain is not effectively connected with the conduct by such holder of a trade or business in the United States, and, if required by an applicable income tax treaty as a condition for subjecting the non-United States holder to United States taxation on a net income basis, the gain is not attributable to a permanent establishment maintained in the United States, and

  •
  in the case of gains derived by an individual, such individual is not present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

        If a non-United States holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business, such non-United States holder will be subject to United States federal income tax on the such interest, in the same manner as if it were a United States holder. In addition, if such non-United States holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (which may include both any interest on a note and any gain on a disposition of a note), subject to adjustment, for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty.

  U.S. Federal Estate Tax

        Subject to applicable estate tax treaty provisions, notes held by an individual non-United States holder at the time of his or her death will generally not be subject to United States federal estate tax if the interest on the notes qualifies for the portfolio interest exemption from United States federal income tax under the rules described above, and payments with respect to such notes would not have been effectively connected with the conduct of a trade or business in the United States by a nonresident decedent.

Information Reporting and Backup Withholding

        We must report annually to the Internal Revenue Service and to each non-United States holder any interest that is subject to withholding, or that is exempt from United States withholding tax pursuant to a tax treaty, or interest that is exempt from United States withholding tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities of the country in which the non-United States holder resides.

        Non-United States holders may be subject to backup withholding and additional information reporting requirements. However, backup withholding and additional information reporting requirements do not generally apply to payments of portfolio interest made by us or a paying agent to non-United States holders if the certification described above under "U.S. Federal Withholding Tax" is received. If the foreign office of a foreign "broker," as defined in the applicable Treasury regulations, pays the proceeds of a sale, redemption or other disposition of a note to the seller thereof outside the United States, backup withholding and additional information reporting requirements will generally not apply. However, additional information reporting requirements, but not backup withholding, will generally apply to a payment by a foreign office of a broker that is a United States person or a "United States related person," unless the broker has documentary evidence in its records that the holder is a non-United States holder and certain other conditions are met or the holder otherwise establishes an exemption. For this purpose, a "United States related person" is:

  •
  a foreign person that derives 50% or more of its gross income from all sources in specified periods from activities that are effectively connected with the conduct of a trade or business in the United States,

  •
  a "controlled foreign corporation" (a foreign corporation controlled by certain United States shareholders), or

  •
  a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in the regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or if at any time during its taxable year, such foreign partnership is engaged in a trade or business in the United States.

        Payment by a United States office of any United States or foreign broker is generally subject to both backup withholding and additional information reporting unless the holder certifies under penalties of perjury that it is a non-United States holder or otherwise establishes an exemption.

        Pursuant to legislation enacted in 2001, the backup withholding rate is 30% for calendar years 2002 and 2003; 29% for calendar years 2004 and 2005 and 28% for calendar years 2006 through 2010. This legislation is scheduled to expire and the backup withholding rate will be 31% for amounts paid after December 31, 2010 unless Congress enacts legislation providing otherwise.

PLAN OF DISTRIBUTION

        If you wish to exchange your original notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer—Exchange Offer Procedures" in this prospectus and in the letters of transmittal. In addition, each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letters of transmittal state that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

        A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction.

        For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letters of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the original notes, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

        The legality of the new notes offered in this prospectus and other matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

EXPERTS

        The consolidated financial statements of NorthWestern Corporation incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving such reports.

        The combined financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of NorthWestern Energy LLC for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$720,000,000

Offer to Exchange

7 7/8% Senior Notes due 2007 and
8 3/4% Senior Notes due 2012,
which have been registered under
the Securities Act of 1933,
for any and all outstanding
7 7/8% Senior Notes due 2007 and
8 3/4% Senior Notes due 2012, respectively,
which have not
been registered under
the Securities Act of 1933,
of

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145(a) of the Delaware General Corporation Law, or DGCL, provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than any action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe the person's conduct was unlawful. In addition, Section 145(b) of the DGCL provides that a Delaware corporation may similarly indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses, including attorneys' fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Section 145 of the DGCL provides to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection therewith. Section 145 provides that expenses, including attorneys' fees, incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall, ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses, including attorneys' fees, incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided for by Section 145 shall not be deemed exclusive of any rights to which the indemnified party may be entitled.

        The By-Laws of NorthWestern Corporation provide that to the fullest extent permitted by law, NorthWestern Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was or is an officer or director of NorthWestern Corporation or of another entity at the request of NorthWestern Corporation. The By-Laws further provide that NorthWestern Corporation shall reimburse any director or officer for expenses, including attorneys fees, incurred by her or him in defending any civil, criminal, administrative or investigative action, suit or proceeding to the extent that such director or officer is successful on the merits in defense of any such action. Additionally, the By-Laws provide that NorthWestern Corporation shall pay expenses incurred in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such expenses if it is ultimately determined that such director or officer is not entitled to be indemnified by NorthWestern Corporation against such expenses.

        Section 102(b)(7) of the DGCL enables a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

  •
  for any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  for acts or omissions not in good-faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the DGCL; or

  •
  for any transaction from which the director derived an improper personal benefit.

        NorthWestern Corporation's Restated Certificate of Incorporation provides that directors of NorthWestern Corporation shall not be personally liable to NorthWestern Corporation or its shareholders for monetary damages for breach of fiduciary duties as a director, except for liability:

  •
  for breach of the director's duty of loyalty to the corporation or its shareholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the DGCL relating to the payment of dividends or the approval of stock repurchases that are illegal; or

  •
  for any transaction from which the director derived any improper personal benefit.

        Pursuant to indemnification agreements entered into with NorthWestern Corporation's executive officers, some of whom also serve as directors of NorthWestern Corporation, NorthWestern Corporation has agreed to indemnify such officers and directors to the fullest extent permitted by the DGCL, and to advance reasonable expenses, if either of them becomes a party to or, witness or other participant in any threatened, pending or completed action, suit or proceeding, by reason of any occurrence related to the fact that the person was a director, officer, employee, agent or fiduciary of NorthWestern Corporation, any of NorthWestern Corporation's subsidiaries or, at the request of NorthWestern Corporation, of another entity, upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is ultimately determined that NorthWestern Corporation is entitled to recover such expenses.

        The directors and officers of NorthWestern Corporation are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933 which might be incurred by them in such capacities and against which they may not be indemnified by NorthWestern Corporation.

ITEM 21. Exhibits and Financial Statement Schedules

Exhibit Number	Title
1.1
Purchase Agreement, dated as of March 8, 2002, among NorthWestern Corporation, Credit Suisse First Boston Corporation, Barclays Capital Inc. and Morgan Stanley & Co. Incorporated as representatives of the several initial purchasers named in Schedule A thereto, related to the purchase and sale of $250,000,000 aggregate principal amount of NorthWestern Corporation's 7 7/8% Notes due March 15, 2007 and $470,000,000 aggregate principal amount of NorthWestern Corporation's 8 3/4% Notes due March 15, 2012 (incorporated by reference to Exhibit 4(f)(1) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-692).
3.1	Restated Certificate of Incorporation of NorthWestern Corporation, dated November 1, 2000 (incorporated by reference to Exhibit 3(a) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, Commission File No. 0-692).
3.2	By-Laws of NorthWestern Corporation, as amended, dated February 7, 2001 (incorporated by reference to Exhibit 3(b) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, Commission File No. 0-692).
4.1(a)	General Mortgage Indenture and Deed of Trust, dated as of August 1, 1993, from NorthWestern Corporation to The Chase Manhattan Bank (National Association), as Trustee (incorporated by reference to Exhibit 4(a) of NorthWestern Corporation's Current Report on Form 8-K, dated August 16, 1993, Commission File No. 0-692).
4.1(b)	Supplemental Indenture, dated as of August 15, 1993, from NorthWestern Corporation to The Chase Manhattan Bank (National Association), as Trustee (incorporated by reference to Exhibit 4(b) of NorthWestern Corporation's Current Report on Form 8-K, dated August 16, 1993, Commission File No. 0-692).
4.1(c)	Supplemental Indenture, dated as of August 1, 1995, from NorthWestern Corporation to The Chase Manhattan Bank (National Association), as Trustee (incorporated by reference to Exhibit 4(b) of NorthWestern Corporation's Current Report on Form 8-K, dated August 30, 1995, Commission File No. 0-692).
4.1(d)	Supplemental Indenture, dated as of September 1, 1995, from NorthWestern Corporation to The Chase Manhattan Bank (National Association), as Trustee (incorporated by reference to Exhibit (4)(a)(5) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, Commission File No. 0-692).
4.2(a)	Preferred Securities Guarantee Agreement, dated as of August 3, 1995, between NorthWestern Corporation and Wilmington Trust Company (incorporated by reference to Exhibit 1(d) of NorthWestern Corporation's Current Report on Form 8-K, dated August 30, 1995, Commission File No. 0-692).
4.2(b)	Declaration of Trust of NWPS Capital Financing I (incorporated by reference to Exhibit 4(d) of NorthWestern Corporation's Current Report on Form 8-K, dated August 30, 1995, Commission File No. 0-692).
4.2(c)	Amended and Restated Declaration of Trust of NWPS Capital Financing I (incorporated by reference to Exhibit 4(e) of NorthWestern Corporation's Current Report on Form 8-K, dated August 30, 1995, Commission File No. 0-692).

4.2(d)	Preferred Securities Guarantee Agreement, dated as of November 18, 1998, between NorthWestern Corporation and Wilmington Trust Company (incorporated by reference to Exhibit 4(g) of NorthWestern Corporation's Registration Statement on Form 8-A (Amendment No. 1), dated December 3, 1998, Commission File No. 001-14623).
4.2(e)	Certificate of Trust of NorthWestern Capital Financing I (incorporated by reference to Exhibit 4(b)(11) of NorthWestern Corporation's Registration Statement on Form S-3, dated July 2, 1998, Commission File No. 333-58491).
4.2(f)	Amended and Restated Declaration of Trust of NorthWestern Capital Financing I (incorporated by reference to Exhibit 4(e) of NorthWestern Corporation's Registration Statement on Form 8-A (Amendment No. 1), dated December 3, 1998, Commission File No. 001-14623).
4.2(g)	Preferred Securities Guarantee Agreement, dated as of December 21, 2001, between NorthWestern Corporation and Wilmington Trust Company (incorporated by reference to Exhibit 4.7 of NorthWestern Corporation's Registration Statement on Form 8-A, dated December 21, 2001, Commission File No. 001-16843).
4.2(h)	Restated Certificate of Trust of NorthWestern Capital Financing II (incorporated by reference to Exhibit 4(b)(12) of NorthWestern Corporation's Registration Statement on Form S-3, dated July 2, 1998, Commission File No. 333-58491).
4.2(i)	Amended and Restated Declaration of Trust of NorthWestern Capital Financing II (incorporated by reference to Exhibit 4.4 of NorthWestern Corporation's Registration Statement on Form 8-A, dated December 21, 2001, Commission File No. 001-16843).
4.2(j)	Preferred Securities Guarantee Agreement, dated as of January 31, 2002, between NorthWestern Corporation and Wilmington Trust Company (incorporated by reference to Exhibit 4.6 of NorthWestern Corporation's Registration Statement on Form 8-A, dated February 1, 2002, Commission File No. 001-31229).
4.2(k)	Restated Certificate of Trust of NorthWestern Capital Financing III (incorporated by reference to Exhibit 4(b)(13) of NorthWestern Corporation's Registration Statement on Form S-3, dated July 2, 1998, Commission File No. 333-58491).
4.2(l)	Amended and Restated Declaration of Trust of NorthWestern Capital Financing III (incorporated by reference to Exhibit 4.3 of NorthWestern Corporation's Registration Statement on Form 8-A, dated February 1, 2002, Commission File No. 001-16843).
4.2(m)	Form of Guarantee Agreement, between The Montana Power Company and The Bank of New York, (incorporated by reference to Exhibit 4(d) of The Montana Power Company's Registration Statement on Form S-3, dated October 18, 1996, Commission File No. 333-14369).
4.2(n)	Form of Trust Agreement of Montana Power Capital I (incorporated by reference to Exhibit 4(a) of The Montana Power Company's Registration Statement on Form S-3, dated October 18, 1996, Commission File No. 333-14369).
4.2(o)	Form of Amended and Restated Trust Agreement of Montana Power Capital I (incorporated by reference to Exhibit 4(b) of The Montana Power Company's Registration Statement on Form S-3, dated October 18, 1996, Commission File No. 333-14369).
4.2(p)	Subordinated Debt Securities Indenture, dated as of August 1, 1995, between NorthWestern Corporation and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 4(f) of the Company's Current Report on Form 8-K, dated August 30, 1995, Commission File No. 0-692).

4.2(q)	First Supplemental Indenture to the Subordinated Debt Securities Indenture, dated as of August 1, 1995 (incorporated by reference to Exhibit 4(g) of NorthWestern Corporation's Current Report on Form 8-K, dated August 30, 1995, Commission File No. 0-692).
4.2(r)	Second Supplemental Indenture to the Subordinated Debt Securities Indenture, dated as of November 15, 1998 (incorporated by reference to Exhibit 4(f) of NorthWestern Corporation's Registration Statement on Form 8-A (Amendment No. 1), dated December 3, 1998, Commission File No. 001-14623).
4.2(s)	Third Supplemental Indenture to the Subordinated Debt Securities Indenture, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.6 of NorthWestern Corporation's Registration Statement on Form 8-A, dated December 21, 2001, Commission File No. 001-16843).
4.2(t)	Fourth Supplemental Indenture to the Subordinated Debt Securities Indenture, dated as of January 31, 2002 (incorporated by reference to Exhibit 4.6 of NorthWestern Corporation's Registration Statement on Form 8-A, dated February 1, 2002, Commission File No. 001-31229).
4.2(u)	Form of Indenture, between The Montana Power Company and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4(c) of The Montana Power Company's Registration Statement on Form S-3, dated October 18, 1996, Commission File No. 333-14369).
4.3(a)	Indenture, dated as of November 1, 1998, between NorthWestern Corporation and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 4(b)(8) of NorthWestern Corporation's Registration Statement on Form S-3, dated July 12, 1999, Commission File No. 333-82707).
4.3(b)	First Supplemental Indenture to the Indenture, dated as of November 1, 1998, (incorporated by reference to Exhibit 4(b)(9) of NorthWestern Corporation's Registration Statement on Form S-3, dated July 12, 1999, Commission File No. 333-82707).
4.3(c)	Second Supplemental Indenture to the Indenture, dated as of March 13, 2002, (incorporated by reference to Exhibit 4(f)(3) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-692).
4.3(d)	Form of new 7 7/8% Note due March 15, 2007 (included as part of Exhibit 4.3(c)).
4.3(e)	Form of new 8 3/4% Note due March 15, 2012 (included as part of Exhibit 4.3(c)).
4.4(a)	Sale Agreement, dated as of June 1, 1993, between NorthWestern Corporation and Mercer County, North Dakota, related to issuance of Pollution Control Refunding Revenue Bonds (Northwestern Public Service Company Project) Series 1993 (incorporated by reference to Exhibit 4(b)(1) of NorthWestern Corporation's Quarterly Report on Form 10-Q for the quarter ending June 30, 1993, Commission File No. 0-692).
4.4(b)	Loan Agreement, dated as of June 1, 1993, between NorthWestern Corporation and Grant County, South Dakota, related to issuance of Pollution Control Refunding Revenue Bonds (Northwestern Public Service Company Project) Series 1993A (incorporated by reference to Exhibit 4(b)(2) of NorthWestern Corporation's Quarterly Report on Form 10-Q for the quarter ending June 30, 1993, Commission File No. 0-692).

4.4(c)	Loan Agreement, dated as of June 1, 1993, between NorthWestern Corporation and Grant County, South Dakota, related to issuance of Pollution Control Refunding Revenue Bonds (Northwestern Public Service Company Project) Series 1993B (incorporated by reference to Exhibit 4(b)(3) of NorthWestern Corporation's Quarterly Report on Form 10-Q for the quarter ending June 30, 1993, Commission File No. 0-692).
4.4(d)	Loan Agreement, dated as of June 1, 1993, between NorthWestern Corporation and City of Salix, Iowa, related to issuance of Pollution Control Refunding Revenue Bonds (Northwestern Public Service Company Project) Series 1993 (incorporated by reference to Exhibit 4(b)(4) of NorthWestern Corporation's Quarterly Report on Form 10-Q for the quarter ending June 30, 1993, Commission File No. 0-692).
4.4(e)	Rights Agreement, dated as of December 11, 1996, between NorthWestern Corporation and Norwest Bank Minnesota, N.A. as Rights Agent (incorporated by reference to Exhibit 4(c)(5) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-692).
4.4(f)	First Amendment to Rights Agreement, dated as of August 21, 2000, between NorthWestern Corporation and Wells Fargo Bank Minnesota, N.A., (formerly Norwest Bank Minnesota, N.A.), as Rights Agent (incorporated by reference to Exhibit 4(c)(6) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2000).
4.5(a)	Mortgage and Deed of Trust, dated as of October 1, 1945, by The Montana Power Company in favor of Guaranty Trust Company of New York and Arthur E. Burke, as trustees (incorporated by reference to Exhibit 7(e) of The Montana Power Company's Registration Statement, Commission File No. 002-05927).
4.5(b)	Thirteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of December 1, 1991 (incorporated by reference to Exhibit 4(a)-14 of The Montana Power Company's Registration Statement on Form S-3, dated December 16, 1992, Commission File No. 033-55816).
4.5(c)	Fourteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of January 1, 1993 (incorporated by reference to Exhibit 4(c) of The Montana Power Company's Registration Statement on Form S-8, dated June 17, 1993, Commission File No. 033-64576).
4.5(d)	Fifteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of March 1, 1993 (incorporated by reference to Exhibit 4(d) of The Montana Power Company's Registration Statement on Form S-8, dated June 17, 1993, Commission File No. 033-64576).
4.5(e)	Sixteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of May 1, 1993 (incorporated by reference to Exhibit 99(a) of The Montana Power Company's Registration Statement on Form S-3, dated September 13, 1993, Commission File No. 033-50235).
4.5(f)	Seventeenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of December 1, 1993 (incorporated by reference to Exhibit 99(a) of The Montana Power Company's Registration Statement on Form S-3, dated December 5, 1994, Commission File No. 033-56739).

4.5(g)	Eighteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of August 5, 1994 (incorporated by reference to Exhibit 99(b) of The Montana Power Company's Registration Statement on Form S-3, dated December 5, 1994, Commission File No. 033-56739).
4.5(h)	Nineteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of December 16, 1999 (incorporated by reference to Exhibit 99 of The Montana Power Company's Annual Report on Form 10-K for the year ended December 31, 2000, Commission File No. 001-04566).
4.5(i)	Twentieth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of November 1, 2001 (incorporated by reference to Exhibit 4(u) of NorthWestern Energy, L.L.C.'s Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 001-31276).
4.5(j)	Twenty-first Supplemental Indenture to the Mortgage and Deed of Trust, dated as of February 13, 2002 (incorporated by reference to Exhibit 4(v) of NorthWestern Energy, L.L.C.'s Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 001-31276).
4.6(a)	Form of Indenture, dated as of December 1, 1989, between The Montana Power Company and Citibank, N.A., as Trustee (incorporated by reference to Exhibit 4-A to The Montana Power Company's Registration Statement on Form S-3, dated November 24, 1989, Commission File No. 033-32275).
5.1**	Opinion of Paul, Hastings, Janofsky & Walker LLP.
10.1(a)*	NorthWestern Corporation Traditional Pension Equalization Plan, as amended and restated, effective as of January 1, 2000 (incorporated by reference to Exhibit 10(a)(2) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-692).
10.1(b)*	NorthWestern Corporation Cash Balance Supplemental Executive Retirement Plan, effective as of January 1, 2000 (incorporated by reference to Exhibit 10(a)(3) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-692).
10.1(c)*	NorthSTAR Annual Incentive Plan, for all eligible employees, as amended as of May 4, 1999 (incorporated by reference to Exhibit 10(a)(4) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-692).
10.1(d)*	NorthWestern Executive Performance Plan, effective as of May 2, 2000 (incorporated by reference to Exhibit 10(a)(5) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, Commission File No. 0-692).
10.1(e)*	NorthWestern Stock Option and Incentive Plan, as amended as of January 16, 2001 (incorporated by reference to Exhibit 10(a)(6) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, Commission File No. 0-692)
10.1(f)*	Deferred Compensation Plan for Non-employee Directors, adopted as of November 6, 1985 (incorporated by reference to Exhibit 10(g)(2) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 1988, Commission File No. 0-692).
10.1(g)*	Supplemental Variable Investment Plan, as amended and restated as of January 1, 2000 (incorporated by reference to Exhibit 10(a)(7) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-692).

10.1(h)*	Comprehensive Employment Agreement and Investment Program for Merle D. Lewis, dated as of June 1, 2000 (incorporated by reference to Exhibit 10.1 of NorthWestern Corporation's Current Report on Form 8-K/A (Amendment No. 1), dated December 14, 2001, Commission File No. 0-692).
10.1(i)*	Comprehensive Employment Agreement and Equity Plan Participation Program for Richard R. Hylland, dated as of March 1, 2001 (incorporated by reference to Exhibit 10.2 of NorthWestern Corporation's Current Report on Form 8-K/A (Amendment No. 1), dated December 14, 2001, Commission File No. 0-692).
10.1(j)*	Comprehensive Employment Agreement and Equity Plan Participation Program for Daniel K. Newell, dated as of March 1, 2001 (incorporated by reference to Exhibit 10.3 of NorthWestern Corporation's Current Report on Form 8-K/A (Amendment No. 1), dated December 14, 2001, Commission File No. 0-692).
10.1(k)*	Comprehensive Employment Agreement and Equity Plan Participation Program for Michael J. Hanson, dated as of March 1, 2001 (incorporated by reference to Exhibit 10.4 of NorthWestern Corporation's Current Report on Form 8-K/A (Amendment No. 1), dated December 14, 2001, Commission File No. 0-692).
10.1(l)*	Comprehensive Employment Agreement and Equity Plan Participation Program for Walter A. Bradley, III, dated as of March 1, 2001 (incorporated by reference to Exhibit 10.5 of NorthWestern Corporation's Current Report on Form 8-K/A (Amendment No. 1), dated December 14, 2001, Commission File No. 0-692).
10.1(m)*	Comprehensive Employment Agreement and Equity Plan Participation Program for Kipp D. Orme, dated as of March 1, 2001 (incorporated by reference to Exhibit 10.6 of NorthWestern Corporation's Current Report on Form 8-K/A (Amendment No. 1), dated December 14, 2001, Commission File No. 0-692).
10.1(n)*	Comprehensive Employment Agreement and Equity Plan Participation Program for Eric R. Jacobsen, dated as of March 1, 2001 (incorporated by reference to Exhibit 10.7 of NorthWestern Corporation's Current Report on Form 8-K/A (Amendment No. 1), dated December 14, 2001, Commission File No. 0-692).
10.1(o)*	Supplemental Income Security Plan for Directors, Officers and Managers, as amended and restated effective as of July 1, 1999 (incorporated by reference to Exhibit 10.8 of NorthWestern Corporation's Current Report on Form 8-K/A (Amendment No. 1), dated December 14, 2001, Commission File No. 0-692).
10.1(p)*	Form of "Tier 1" Termination Benefits Upon Change in Control Agreement (incorporated by reference to Exhibit 10(a) of The Montana Power Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, Commission File No. 1-4566).
10.1(q)*	Form of "Tier 2" Termination Benefits Upon Change in Control Agreement (incorporated by reference to Exhibit 10(b) of The Montana Power Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, Commission File No. 1-4566).
10.1(r)*	Form of "Tier 3" Termination Benefits Upon Change in Control Agreement (incorporated by reference to Exhibit 10(c) of The Montana Power Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, Commission File No. 1-4566).

10.2(a)	Unit Purchase Agreement, dated as of September 29, 2000, among NorthWestern Corporation, Touch America Holdings, Inc. and The Montana Power Company with respect to all outstanding membership interests in The Montana Power, L.L.C. (incorporated by reference to Exhibit (10)(a)(1) of NorthWestern Corporation's Current Report on Form 8-K, dated August 21, 2001, Commission File No. 0-692).
10.2(b)	Amendment No. 1 to the Unit Purchase Agreement, dated as of June 21, 2001 (incorporated by reference to Exhibit (10)(a)(2) of NorthWestern Corporation's Current Report on Form 8-K, dated August 21, 2001, Commission File No. 0-692).
10.3(a)	Credit Agreement, dated as of June 10, 1999, among NorthWestern Corporation, Canadian Imperial Bank of Commerce, as agent, and the several lenders parties thereto (incorporated by reference to Exhibit 4(d) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-692).
10.3(b)	Credit Agreement, dated as of January 14, 2002, among NorthWestern Corporation, Credit Suisse First Boston, ABN AMRO Bank N.V., CIBC Inc. and Barclays Capital Inc., as co-arrangers, Credit Suisse First Boston, as administrative agent, lead arranger and sole book runner, and the banks and other financial institutions parties thereto (incorporated by reference to Exhibit 10(b)(1) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-692).
10.4(a)	Guaranty of certain obligations of Montana Megawatts I, LLC, dated as of September 28, 2001, furnished by NorthWestern to ABN AMRO Bank N.V. (incorporated by reference to Exhibit 10(c)(1) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-692).
10.4(b)	Guaranty of certain obligations of CornerStone Propane Partners, L.P., dated as of November 30, 2001, furnished by NorthWestern to Credit Suisse First Boston (incorporated by reference to Exhibit 10(c)(2) of NorthWestern Corporation's Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2001, Commission File No. 0-692.)
10.5(a)	Credit and Security Agreement, dated as of March 31, 2001, between Expanets, Inc. and Avaya Inc. (and NorthWestern Corporation with respect to Section 7.3 only) (incorporated by reference to Exhibit 10(d)(1) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-692).
10.5(b)	First Amendment to Credit and Security Agreement, dated as of August 1, 2001, between Expanets, Inc. and Avaya Inc. (acknowledged by NorthWestern Corporation) (incorporated by reference to Exhibit 10(d)(2) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-692).
10.5(c)	Second Amendment to Credit and Security Agreement; Amendment to Collateral Agreements, dated as of March 5, 2002, between Expanets, Inc. (and several affiliates of Expanets) and Avaya Inc. (and NorthWestern Corporation with respect to Sections 1(h) and 7 only) (incorporated by reference to Exhibit 10(d)(3) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-692).

10.6	Registration Rights Agreement, dated as of March 13, 2002, among NorthWestern Corporation, Credit Suisse First Boston Corporation, Barclays Capital Inc. and Morgan Stanley & Co. Incorporated for the benefit of the several initial purchasers named in Schedule A to the Purchase Agreement, dated as of March 8, 2002, and the holders of the 7 7/8% Notes due March 15, 2007 and 8 3/4% Notes due March 15, 2012 (incorporated by reference to Exhibit 4(f)(2) to NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-692).
12.1**	Ratio of earnings to fixed charges.
21.1	Subsidiaries of NorthWestern Corporation (incorporated by reference to Exhibit 21 to Amendment No. 1 to NorthWestern Corporation's Annual Report on Form 10-K/A for the year ended December 31, 2001, Commission File No. 0-692).
23.1	Consent of Paul, Hastings, Janofsky & Walker LLP (included as part of opinion filed as Exhibit 5.1).
23.2**	Consent of Arthur Andersen LLP.
23.3**	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included on the signature page of this registration statement).
25.1**	Statement of Eligibility of JPMorgan Chase Bank, as Trustee.
99.1**	Form of Letter of Transmittal for new 7 7/8% Notes due March 15, 2007.
99.2**	Form of Letter of Transmittal for new 8 3/4% Notes due March 15, 2012.
99.3**	Form of Notice of Guaranteed Delivery.
99.4**	Form of Letter to Registered Holders and The Depository Trust Company Participants.
99.5**	Form of Letter to Clients.
99.6**	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*
Management contract or compensatory plan or arrangement.

**
Filed herewith.

        All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are not applicable, and, therefore, have been omitted.

Item 22. Undertakings.

        (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sioux Falls, State of South Dakota, on the 19th day of April, 2002.

NORTHWESTERN CORPORATION
By:	/s/ MERLE D. LEWIS Merle D. Lewis Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and/or officers of NorthWestern Corporation, hereby severally constitute and appoint Merle D. Lewis, Richard R. Hylland, Kipp D. Orme and Eric R. Jacobsen, and each of them with full power to act alone, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution and revocation, for each of us and in our name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant unto such attorneys-in-fact and agents, and each of them, the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their respective substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MERLE D. LEWIS Merle D. Lewis	Chairman of the Board and Chief Executive Officer (principal executive officer)	April 19, 2002
/s/ RICHARD R. HYLLAND Richard R. Hylland	Chief Operating Officer and Director	April 19, 2002
/s/ KIPP D. ORME Kipp D. Orme	Vice President and Chief Financial Officer (principal financial officer)	April 19, 2002
/s/ KURT D. WHITESEL Kurt D. Whitesel	Controller and Treasurer (principal accounting officer)	April 19, 2002

S-1

/s/ JERRY W. JOHNSON Jerry W. Johnson	Director	April 19, 2002
/s/ LARRY F. NESS Larry F. Ness	Director	April 19, 2002
/s/ MARILYN R. SEYMANN Marilyn R. Seymann	Director	April 19, 2002
/s/ RANDY G. DARCY Randy G. Darcy	Director	April 19, 2002
/s/ GARY G. DROOK Gary G. Drook	Director	April 19, 2002
/s/ BRUCE I. SMITH Bruce I. Smith	Director	April 19, 2002

S-2

EXHIBIT INDEX

Exhibit Number	Title
1.1
Purchase Agreement, dated as of March 8, 2002, among NorthWestern Corporation, Credit Suisse First Boston Corporation, Barclays Capital Inc. and Morgan Stanley & Co. Incorporated as representatives of the several initial purchasers named in Schedule A thereto, related to the purchase and sale of $250,000,000 aggregate principal amount of NorthWestern Corporation's 7 7/8% Notes due March 15, 2007 and $470,000,000 aggregate principal amount of NorthWestern Corporation's 8 3/4% Notes due March 15, 2012 (incorporated by reference to Exhibit 4(f)(1) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-692).
3.1	Restated Certificate of Incorporation of NorthWestern Corporation, dated November 1, 2000 (incorporated by reference to Exhibit 3(a) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, Commission File No. 0-692).
3.2	By-Laws of NorthWestern Corporation, as amended, dated February 7, 2001 (incorporated by reference to Exhibit 3(b) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, Commission File No. 0-692).
4.1(a)	General Mortgage Indenture and Deed of Trust, dated as of August 1, 1993, from NorthWestern Corporation to The Chase Manhattan Bank (National Association), as Trustee (incorporated by reference to Exhibit 4(a) of NorthWestern Corporation's Current Report on Form 8-K, dated August 16, 1993, Commission File No. 0-692).
4.1(b)	Supplemental Indenture, dated as of August 15, 1993, from NorthWestern Corporation to The Chase Manhattan Bank (National Association), as Trustee (incorporated by reference to Exhibit 4(b) of NorthWestern Corporation's Current Report on Form 8-K, dated August 16, 1993, Commission File No. 0-692).
4.1(c)	Supplemental Indenture, dated as of August 1, 1995, from NorthWestern Corporation to The Chase Manhattan Bank (National Association), as Trustee (incorporated by reference to Exhibit 4(b) of NorthWestern Corporation's Current Report on Form 8-K, dated August 30, 1995, Commission File No. 0-692).
4.1(d)	Supplemental Indenture, dated as of September 1, 1995, from NorthWestern Corporation to The Chase Manhattan Bank (National Association), as Trustee (incorporated by reference to Exhibit (4)(a)(5) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, Commission File No. 0-692).
4.2(a)	Preferred Securities Guarantee Agreement, dated as of August 3, 1995, between NorthWestern Corporation and Wilmington Trust Company (incorporated by reference to Exhibit 1(d) of NorthWestern Corporation's Current Report on Form 8-K, dated August 30, 1995, Commission File No. 0-692).
4.2(b)	Declaration of Trust of NWPS Capital Financing I (incorporated by reference to Exhibit 4(d) of NorthWestern Corporation's Current Report on Form 8-K, dated August 30, 1995, Commission File No. 0-692).
4.2(c)	Amended and Restated Declaration of Trust of NWPS Capital Financing I (incorporated by reference to Exhibit 4(e) of NorthWestern Corporation's Current Report on Form 8-K, dated August 30, 1995, Commission File No. 0-692).
4.2(d)	Preferred Securities Guarantee Agreement, dated as of November 18, 1998, between NorthWestern Corporation and Wilmington Trust Company (incorporated by reference to Exhibit 4(g) of NorthWestern Corporation's Registration Statement on Form 8-A (Amendment No. 1), dated December 3, 1998, Commission File No. 001-14623).

4.2(e)	Certificate of Trust of NorthWestern Capital Financing I (incorporated by reference to Exhibit 4(b)(11) of NorthWestern Corporation's Registration Statement on Form S-3, dated July 2, 1998, Commission File No. 333-58491).
4.2(f)	Amended and Restated Declaration of Trust of NorthWestern Capital Financing I (incorporated by reference to Exhibit 4(e) of NorthWestern Corporation's Registration Statement on Form 8-A (Amendment No. 1), dated December 3, 1998, Commission File No. 001-14623).
4.2(g)	Preferred Securities Guarantee Agreement, dated as of December 21, 2001, between NorthWestern Corporation and Wilmington Trust Company (incorporated by reference to Exhibit 4.7 of NorthWestern Corporation's Registration Statement on Form 8-A, dated December 21, 2001, Commission File No. 001-16843).
4.2(h)	Restated Certificate of Trust of NorthWestern Capital Financing II (incorporated by reference to Exhibit 4(b)(12) of NorthWestern Corporation's Registration Statement on Form S-3, dated July 2, 1998, Commission File No. 333-58491).
4.2(i)	Amended and Restated Declaration of Trust of NorthWestern Capital Financing II (incorporated by reference to Exhibit 4.4 of NorthWestern Corporation's Registration Statement on Form 8-A, dated December 21, 2001, Commission File No. 001-16843).
4.2(j)	Preferred Securities Guarantee Agreement, dated as of January 31, 2002, between NorthWestern Corporation and Wilmington Trust Company (incorporated by reference to Exhibit 4.6 of NorthWestern Corporation's Registration Statement on Form 8-A, dated February 1, 2002, Commission File No. 001-31229).
4.2(k)	Restated Certificate of Trust of NorthWestern Capital Financing III (incorporated by reference to Exhibit 4(b)(13) of NorthWestern Corporation's Registration Statement on Form S-3, dated July 2, 1998, Commission File No. 333-58491).
4.2(l)	Amended and Restated Declaration of Trust of NorthWestern Capital Financing III (incorporated by reference to Exhibit 4.3 of NorthWestern Corporation's Registration Statement on Form 8-A, dated February 1, 2002, Commission File No. 001-16843).
4.2(m)	Form of Guarantee Agreement, between The Montana Power Company and The Bank of New York, (incorporated by reference to Exhibit 4(d) of The Montana Power Company's Registration Statement on Form S-3, dated October 18, 1996, Commission File No. 333-14369).
4.2(n)	Form of Trust Agreement of Montana Power Capital I (incorporated by reference to Exhibit 4(a) of The Montana Power Company's Registration Statement on Form S-3, dated October 18, 1996, Commission File No. 333-14369).
4.2(o)	Form of Amended and Restated Trust Agreement of Montana Power Capital I (incorporated by reference to Exhibit 4(b) of The Montana Power Company's Registration Statement on Form S-3, dated October 18, 1996, Commission File No. 333-14369).
4.2(p)	Subordinated Debt Securities Indenture, dated as of August 1, 1995, between NorthWestern Corporation and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 4(f) of the Company's Current Report on Form 8-K, dated August 30, 1995, Commission File No. 0-692).
4.2(q)	First Supplemental Indenture to the Subordinated Debt Securities Indenture, dated as of August 1, 1995 (incorporated by reference to Exhibit 4(g) of NorthWestern Corporation's Current Report on Form 8-K, dated August 30, 1995, Commission File No. 0-692).
4.2(r)	Second Supplemental Indenture to the Subordinated Debt Securities Indenture, dated as of November 15, 1998 (incorporated by reference to Exhibit 4(f) of NorthWestern Corporation's Registration Statement on Form 8-A (Amendment No. 1), dated December 3, 1998, Commission File No. 001-14623).

4.2(s)	Third Supplemental Indenture to the Subordinated Debt Securities Indenture, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.6 of NorthWestern Corporation's Registration Statement on Form 8-A, dated December 21, 2001, Commission File No. 001-16843).
4.2(t)	Fourth Supplemental Indenture to the Subordinated Debt Securities Indenture, dated as of January 31, 2002 (incorporated by reference to Exhibit 4.6 of NorthWestern Corporation's Registration Statement on Form 8-A, dated February 1, 2002, Commission File No. 001-31229).
4.2(u)	Form of Indenture, between The Montana Power Company and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4(c) of The Montana Power Company's Registration Statement on Form S-3, dated October 18, 1996, Commission File No. 333-14369).
4.3(a)	Indenture, dated as of November 1, 1998, between NorthWestern Corporation and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 4(b)(8) of NorthWestern Corporation's Registration Statement on Form S-3, dated July 12, 1999, Commission File No. 333-82707).
4.3(b)	First Supplemental Indenture to the Indenture, dated as of November 1, 1998, (incorporated by reference to Exhibit 4(b)(9) of NorthWestern Corporation's Registration Statement on Form S-3, dated July 12, 1999, Commission File No. 333-82707).
4.3(c)	Second Supplemental Indenture to the Indenture, dated as of March 13, 2002, (incorporated by reference to Exhibit 4(f)(3) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-692).
4.3(d)	Form of new 7 7/8% Note due March 15, 2007 (included as part of Exhibit 4.3(c)).
4.3(e)	Form of new 8 3/4% Note due March 15, 2012 (included as part of Exhibit 4.3(c)).
4.4(a)	Sale Agreement, dated as of June 1, 1993, between NorthWestern Corporation and Mercer County, North Dakota, related to issuance of Pollution Control Refunding Revenue Bonds (Northwestern Public Service Company Project) Series 1993 (incorporated by reference to Exhibit 4(b)(1) of NorthWestern Corporation's Quarterly Report on Form 10-Q for the quarter ending June 30, 1993, Commission File No. 0-692).
4.4(b)	Loan Agreement, dated as of June 1, 1993, between NorthWestern Corporation and Grant County, South Dakota, related to issuance of Pollution Control Refunding Revenue Bonds (Northwestern Public Service Company Project) Series 1993A (incorporated by reference to Exhibit 4(b)(2) of NorthWestern Corporation's Quarterly Report on Form 10-Q for the quarter ending June 30, 1993, Commission File No. 0-692).
4.4(c)	Loan Agreement, dated as of June 1, 1993, between NorthWestern Corporation and Grant County, South Dakota, related to issuance of Pollution Control Refunding Revenue Bonds (Northwestern Public Service Company Project) Series 1993B (incorporated by reference to Exhibit 4(b)(3) of NorthWestern Corporation's Quarterly Report on Form 10-Q for the quarter ending June 30, 1993, Commission File No. 0-692).
4.4(d)	Loan Agreement, dated as of June 1, 1993, between NorthWestern Corporation and City of Salix, Iowa, related to issuance of Pollution Control Refunding Revenue Bonds (Northwestern Public Service Company Project) Series 1993 (incorporated by reference to Exhibit 4(b)(4) of NorthWestern Corporation's Quarterly Report on Form 10-Q for the quarter ending June 30, 1993, Commission File No. 0-692).
4.4(e)	Rights Agreement, dated as of December 11, 1996, between NorthWestern Corporation and Norwest Bank Minnesota, N.A. as Rights Agent (incorporated by reference to Exhibit 4(c)(5) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-692).

4.4(f)	First Amendment to Rights Agreement, dated as of August 21, 2000, between NorthWestern Corporation and Wells Fargo Bank Minnesota, N.A., (formerly Norwest Bank Minnesota, N.A.), as Rights Agent (incorporated by reference to Exhibit 4(c)(6) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2000).
4.5(a)	Mortgage and Deed of Trust, dated as of October 1, 1945, by The Montana Power Company in favor of Guaranty Trust Company of New York and Arthur E. Burke, as trustees (incorporated by reference to Exhibit 7(e) of The Montana Power Company's Registration Statement, Commission File No. 002-05927).
4.5(b)	Thirteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of December 1, 1991 (incorporated by reference to Exhibit 4(a)-14 of The Montana Power Company's Registration Statement on Form S-3, dated December 16, 1992, Commission File No. 033-55816).
4.5(c)	Fourteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of January 1, 1993 (incorporated by reference to Exhibit 4(c) of The Montana Power Company's Registration Statement on Form S-8, dated June 17, 1993, Commission File No. 033-64576).
4.5(d)	Fifteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of March 1, 1993 (incorporated by reference to Exhibit 4(d) of The Montana Power Company's Registration Statement on Form S-8, dated June 17, 1993, Commission File No. 033-64576).
4.5(e)	Sixteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of May 1, 1993 (incorporated by reference to Exhibit 99(a) of The Montana Power Company's Registration Statement on Form S-3, dated September 13, 1993, Commission File No. 033-50235).
4.5(f)	Seventeenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of December 1, 1993 (incorporated by reference to Exhibit 99(a) of The Montana Power Company's Registration Statement on Form S-3, dated December 5, 1994, Commission File No. 033-56739).
4.5(g)	Eighteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of August 5, 1994 (incorporated by reference to Exhibit 99(b) of The Montana Power Company's Registration Statement on Form S-3, dated December 5, 1994, Commission File No. 033-56739).
4.5(h)	Nineteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of December 16, 1999 (incorporated by reference to Exhibit 99 of The Montana Power Company's Annual Report on Form 10-K for the year ended December 31, 2000, Commission File No. 001-04566).
4.5(i)	Twentieth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of November 1, 2001 (incorporated by reference to Exhibit 4(u) of NorthWestern Energy, L.L.C.'s Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 001-31276).
4.5(j)	Twenty-first Supplemental Indenture to the Mortgage and Deed of Trust, dated as of February 13, 2002 (incorporated by reference to Exhibit 4(v) of NorthWestern Energy, L.L.C.'s Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 001-31276).
4.6(a)	Form of Indenture, dated as of December 1, 1989, between The Montana Power Company and Citibank, N.A., as Trustee (incorporated by reference to Exhibit 4-A to The Montana Power Company's Registration Statement on Form S-3, dated November 24, 1989, Commission File No. 033-32275).
5.1**	Opinion of Paul, Hastings, Janofsky & Walker LLP.
10.1(a)*	NorthWestern Corporation Traditional Pension Equalization Plan, as amended and restated, effective as of January 1, 2000 (incorporated by reference to Exhibit 10(a)(2) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-692).

10.1(b)*	NorthWestern Corporation Cash Balance Supplemental Executive Retirement Plan, effective as of January 1, 2000 (incorporated by reference to Exhibit 10(a)(3) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-692).
10.1(c)*	NorthSTAR Annual Incentive Plan, for all eligible employees, as amended as of May 4, 1999 (incorporated by reference to Exhibit 10(a)(4) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-692).
10.1(d)*	NorthWestern Executive Performance Plan, effective as of May 2, 2000 (incorporated by reference to Exhibit 10(a)(5) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, Commission File No. 0-692).
10.1(e)*	NorthWestern Stock Option and Incentive Plan, as amended as of January 16, 2001 (incorporated by reference to Exhibit 10(a)(6) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, Commission File No. 0-692)
10.1(f)*	Deferred Compensation Plan for Non-employee Directors, adopted as of November 6, 1985 (incorporated by reference to Exhibit 10(g)(2) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 1988, Commission File No. 0-692).
10.1(g)*	Supplemental Variable Investment Plan, as amended and restated as of January 1, 2000 (incorporated by reference to Exhibit 10(a)(7) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-692).
10.1(h)*	Comprehensive Employment Agreement and Investment Program for Merle D. Lewis, dated as of June 1, 2000 (incorporated by reference to Exhibit 10.1 of NorthWestern Corporation's Current Report on Form 8-K/A (Amendment No. 1), dated December 14, 2001, Commission File No. 0-692).
10.1(i)*	Comprehensive Employment Agreement and Equity Plan Participation Program for Richard R. Hylland, dated as of March 1, 2001 (incorporated by reference to Exhibit 10.2 of NorthWestern Corporation's Current Report on Form 8-K/A (Amendment No. 1), dated December 14, 2001, Commission File No. 0-692).
10.1(j)*	Comprehensive Employment Agreement and Equity Plan Participation Program for Daniel K. Newell, dated as of March 1, 2001 (incorporated by reference to Exhibit 10.3 of NorthWestern Corporation's Current Report on Form 8-K/A (Amendment No. 1), dated December 14, 2001, Commission File No. 0-692).
10.1(k)*	Comprehensive Employment Agreement and Equity Plan Participation Program for Michael J. Hanson, dated as of March 1, 2001 (incorporated by reference to Exhibit 10.4 of NorthWestern Corporation's Current Report on Form 8-K/A (Amendment No. 1), dated December 14, 2001, Commission File No. 0-692).
10.1(l)*	Comprehensive Employment Agreement and Equity Plan Participation Program for Walter A. Bradley, III, dated as of March 1, 2001 (incorporated by reference to Exhibit 10.5 of NorthWestern Corporation's Current Report on Form 8-K/A (Amendment No. 1), dated December 14, 2001, Commission File No. 0-692).
10.1(m)*	Comprehensive Employment Agreement and Equity Plan Participation Program for Kipp D. Orme, dated as of March 1, 2001 (incorporated by reference to Exhibit 10.6 of NorthWestern Corporation's Current Report on Form 8-K/A (Amendment No. 1), dated December 14, 2001, Commission File No. 0-692).
10.1(n)*	Comprehensive Employment Agreement and Equity Plan Participation Program for Eric R. Jacobsen, dated as of March 1, 2001 (incorporated by reference to Exhibit 10.7 of NorthWestern Corporation's Current Report on Form 8-K/A (Amendment No. 1), dated December 14, 2001, Commission File No. 0-692).

10.1(o)*	Supplemental Income Security Plan for Directors, Officers and Managers, as amended and restated effective as of July 1, 1999 (incorporated by reference to Exhibit 10.8 of NorthWestern Corporation's Current Report on Form 8-K/A (Amendment No. 1), dated December 14, 2001, Commission File No. 0-692).
10.1(p)*	Form of "Tier 1" Termination Benefits Upon Change in Control Agreement (incorporated by reference to Exhibit 10(a) of The Montana Power Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, Commission File No. 1-4566).
10.1(q)*	Form of "Tier 2" Termination Benefits Upon Change in Control Agreement (incorporated by reference to Exhibit 10(b) of The Montana Power Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, Commission File No. 1-4566).
10.1(r)*	Form of "Tier 3" Termination Benefits Upon Change in Control Agreement (incorporated by reference to Exhibit 10(c) of The Montana Power Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, Commission File No. 1-4566).
10.2(a)	Unit Purchase Agreement, dated as of September 29, 2000, among NorthWestern Corporation, Touch America Holdings, Inc. and The Montana Power Company with respect to all outstanding membership interests in The Montana Power, L.L.C. (incorporated by reference to Exhibit (10)(a)(1) of NorthWestern Corporation's Current Report on Form 8-K, dated August 21, 2001, Commission File No. 0-692).
10.2(b)	Amendment No. 1 to the Unit Purchase Agreement, dated as of June 21, 2001 (incorporated by reference to Exhibit (10)(a)(2) of NorthWestern Corporation's Current Report on Form 8-K, dated August 21, 2001, Commission File No. 0-692).
10.3(a)	Credit Agreement, dated as of June 10, 1999, among NorthWestern Corporation, Canadian Imperial Bank of Commerce, as agent, and the several lenders parties thereto (incorporated by reference to Exhibit 4(d) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-692).
10.3(b)	Credit Agreement, dated as of January 14, 2002, among NorthWestern Corporation, Credit Suisse First Boston, ABN AMRO Bank N.V., CIBC Inc. and Barclays Capital Inc., as co-arrangers, Credit Suisse First Boston, as administrative agent, lead arranger and sole book runner, and the banks and other financial institutions parties thereto (incorporated by reference to Exhibit 10(b)(1) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-692).
10.4(a)	Guaranty of certain obligations of Montana Megawatts I, LLC, dated as of September 28, 2001, furnished by NorthWestern to ABN AMRO Bank N.V. (incorporated by reference to Exhibit 10(c)(1) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-692).
10.4(b)	Guaranty of certain obligations of CornerStone Propane Partners, L.P., dated as of November 30, 2001, furnished by NorthWestern to Credit Suisse First Boston (incorporated by reference to Exhibit 10(c)(2) of NorthWestern Corporation's Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2001, Commission File No. 0-692.)
10.5(a)	Credit and Security Agreement, dated as of March 31, 2001, between Expanets, Inc. and Avaya Inc. (and NorthWestern Corporation with respect to Section 7.3 only) (incorporated by reference to Exhibit 10(d)(1) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-692).

10.5(b)	First Amendment to Credit and Security Agreement, dated as of August 1, 2001, between Expanets, Inc. and Avaya Inc. (acknowledged by NorthWestern Corporation) (incorporated by reference to Exhibit 10(d)(2) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-692).
10.5(c)	Second Amendment to Credit and Security Agreement; Amendment to Collateral Agreements, dated as of March 5, 2002, between Expanets, Inc. (and several affiliates of Expanets) and Avaya Inc. (and NorthWestern Corporation with respect to Sections 1(h) and 7 only) (incorporated by reference to Exhibit 10(d)(3) of NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-692).
10.6	Registration Rights Agreement, dated as of March 13, 2002, among NorthWestern Corporation, Credit Suisse First Boston Corporation, Barclays Capital Inc. and Morgan Stanley & Co. Incorporated for the benefit of the several initial purchasers named in Schedule A to the Purchase Agreement, dated as of March 8, 2002, and the holders of the 7 7/8% Notes due March 15, 2007 and 8 3/4% Notes due March 15, 2012 (incorporated by reference to Exhibit 4(f)(2) to NorthWestern Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-692).
12.1**	Ratio of earnings to fixed charges.
21.1	Subsidiaries of NorthWestern Corporation (incorporated by reference to Exhibit 21 to Amendment No. 1 to NorthWestern Corporation's Annual Report on Form 10-K/A for the year ended December 31, 2001, Commission File No. 0-692).
23.1	Consent of Paul, Hastings, Janofsky & Walker LLP (included as part of opinion filed as Exhibit 5.1).
23.2**	Consent of Arthur Andersen LLP.
23.3**	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included on the signature page of this registration statement).
25.1**	Statement of Eligibility of JPMorgan Chase Bank, as Trustee.
99.1**	Form of Letter of Transmittal for new 7 7/8% Notes due March 15, 2007.
99.2**	Form of Letter of Transmittal for new 8 3/4% Notes due March 15, 2012.
99.3**	Form of Notice of Guaranteed Delivery.
99.4**	Form of Letter to Registered Holders and The Depository Trust Company Participants.
99.5**	Form of Letter to Clients.
99.6**	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*
Management contract or compensatory plan or arrangement.
**
Filed herewith.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
NORTHWESTERN CORPORATION
RECENT DEVELOPMENTS
THE EXCHANGE OFFER
SUMMARY TERMS OF NEW NOTES
RISK FACTORS
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
SELECTED HISTORICAL FINANCIAL INFORMATION
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
NORTHWESTERN CORPORATION UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME (In Thousands, Except for Per Share Amounts)
NORTHWESTERN CORPORATION NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
DESCRIPTION OF NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX